As filed with the Securities and Exchange Commission on October 6, 2006

REGISTRATION NO. 333-136392

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(Amendment No. 1)

MEDICAL SOLUTIONS MANAGEMENT INC.

(Name of small business issuer in its charter)

Nevada	3842	86-0214815
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

237 Cedar Hill Street, Marlboro MA 01752

(508) 597-6300

(Address and telephone number of principal executive office and principal place of business)

Brian Lesperance c/o Medical Solutions Management Inc.

237 Cedar Hill Street, Marlboro MA 01752

(508) 597-6300

(President and Treasurer)

(Name, address and telephone number of agent for service)

Copies to:

Andrew B. White, Esq.

Bingham McCutchen LLP

150 Federal Street, Boston, Massachusetts 02110

(617) 951-8000 (tel)

(617) 951-8736 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:    From time to time after this Registration Statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☒

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act, check the following box.    ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED OCTOBER 6, 2006

MEDICAL SOLUTIONS MANAGEMENT INC.

41,014,688 SHARES OF COMMON STOCK

This prospectus relates to an aggregate of up to 41,014,688 shares of our common stock, which may be offered by the selling shareholders identified in this prospectus for their own account. As of October 4, 2006, 15,053,600 of these shares were outstanding, 9,661,088 shares are issuable upon the conversion of our outstanding debenture and 16,300,000 shares are issuable upon the exercise of our outstanding warrants described herein that we have issued to certain selling shareholders. Our filing of the registration statement of which this prospectus is a part is intended to satisfy our obligations to the selling shareholders to register for resale the shares issued to them, the shares issuable upon the conversion of the debenture and the shares issued upon exercise of the warrants.

We will not receive any proceeds from the sale of the shares by these selling shareholders. We may, however, receive proceeds in the event that some or all of the warrants described herein held by the selling shareholders are exercised.

Our common stock is listed on the OTC Bulletin Board under the symbol MSMT:OB. The last reported sales price per share of our common stock, as reported by the OTC Bulletin Board on October 4, 2006, was $3.75.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

SEE “ RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2006

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NOTICE ABOUT FORWARD LOOKING STATEMENTS

Except for historical facts, the statements in this prospectus are forward-looking statements. Forward-looking statements are merely our current predictions of future events. These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operations” and “Business.” We assume no obligation to update our forward-looking statements to reflect new information or developments. We urge readers to review carefully the risk factors described in this prospectus and the other documents that we file with the SEC. You can read these documents at www.sec.gov.

WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, NEW EVENTS OR ANY OTHER REASON, OR REFLECT ANY EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROSPECTUS OR THE DATE OF ANY APPLICABLE PROSPECTUS SUPPLEMENT THAT INCLUDE FORWARD-LOOKING STATEMENTS.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. Unless the context otherwise requires, we use the terms “Medical Solutions Management,” “our company,” “we,” “us” and “our” in this prospectus to refer to Medical Solutions Management Inc. and its subsidiaries.

Our Company

We are a provider of orthopedic and podiatric durable medical equipment, specializing in the provision of services to medical clinics using our turnkey program. Through our turnkey program, we enable orthopedic and podiatric practices to dispense an array of durable medical equipment directly to their patients during office visits. The system, which is transportable to other types of medical practices, also provides billing services, inventory management and insurance verifications.

OrthoSupply is our operating company. It was incorporated in October 2003, under the name American Orthodics LLC. In April 2004, it changed its name to OrthoFlow, LLC. In January 2005, it changed its name to OrthoSupply Management, LLC and began to market and sell the turnkey program in February 2005. In August 2005, OrthoSupply Management, Inc., our operating company, was incorporated and OrthoSupply Management, LLC became its wholly-owned subsidiary. On December 30, 2005, OrthoSupply Management, Inc. merged with one of our subsidiaries and as a result became our wholly-owned subsidiary. Medical Solutions Management has no operations, and acts solely as OrthoSupply Management, Inc.’s holding company. We changed our name from “China Media Networks International, Inc.” to “Medical Solutions Management Inc.” in July 2006.

Our principal executive offices are located at 237 Cedar Hill Street, Marlboro, MA 01752, and our phone number is (508) 597-6300.

Summary of the Offering

On May 3, 2006, we entered into a Securities Purchase Agreement with Vicis Capital Master Fund, one of our existing shareholders, whereby we issued to Vicis a convertible note in the original principal amount of $300,000 and 300,000 shares of our common stock for a purchase price of $300,000. On June 28, 2006, we entered into a Securities Purchase and Exchange Agreement with Vicis. Pursuant to the Purchase and Exchange Agreement, we sold to Vicis a 6% senior secured convertible debenture in the original principal amount of $2,000,000, a warrant to purchase 8,000,000 shares of our common stock, exercisable for five years at a price of $0.345 per share, and a warrant to purchase 8,000,000 shares of our common stock, exercisable for five years at an exercise price of $0.375 per share. As consideration, Vicis paid us $1,700,000 cash, surrendered the convertible note in the principal amount of $300,000 issued on May 3, 2006, and surrendered 1,994,419 shares of our common stock. We entered into the May financing as a bridge financing in order to secure our operating financing needs while we continued negotiations regarding the June financing. On June 28, 2006, we also issued to FP Associates, a consultant of the Company, a warrant to purchase 300,000 shares of our common stock, exercisable for five years, at an exercise price of $0.01 per share, in consideration for services rendered to us.

In connection with financings described above, we amended and restated our investor rights agreement with the selling shareholders. The selling shareholders contractually agreed to refrain from selling or otherwise transferring our securities held by them for a two-year period, except as provided in the applicable lock-up agreements entered into by the selling shareholders, and in exchange, we agreed to amend the investor rights agreement to provide the selling shareholders with registration rights with respect to the securities being registered hereunder.

We are registering 15,053,600 shares of our outstanding common stock, 9,661,088 shares of our common stock issuable upon conversion of the outstanding debenture and 16,300,000 shares of our common stock issuable upon exercise of the outstanding warrants described herein issued to the selling shareholders. Our registration of these shares does not necessarily mean that the selling shareholders will convert or exercise the debenture or any of these warrants or sell any or all of the shares of our common stock that we are registering.

Common stock offered by Medical Solutions Management:	None.

Common stock offered by selling shareholders:	41,014,688 shares, which includes 9,661,088 shares issuable upon conversion of the debenture and 16,300,000 issuable upon exercise of warrants as described above.

Common stock outstanding:	As of October 4, 2006, 20,446,729 shares of our common stock were issued and outstanding.

Offering Price:	To be determined by the prevailing market price for the shares at the time of the sale or in negotiated transactions.

Proceeds to Medical Solutions Management:

We will not receive proceeds from the resale of shares by the selling shareholders. If the warrants described herein are fully exercised without using any applicable cashless exercise provisions, we will receive approximately $5,763,000 in cash from the warrant holders.

Use of proceeds:

We will not receive any of the proceeds from the sale by any selling shareholder of our common stock offered hereby, although in the event that the warrants are fully exercised without using any applicable cashless exercise provisions, we will receive approximately $5,763,000 in cash. We intend to use these proceeds, if any, for general corporate purposes.

OTC Bulletin Board Symbol:	MSMT:OB

RISK FACTORS

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. BEFORE YOU INVEST YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ARE REALIZED, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE HARMED AND THE VALUE OF OUR COMMON STOCK COULD DECREASE. THIS MEANS YOU COULD LOSE ALL OR A PART OF YOUR INVESTMENT.

Risks Related to Our Business

Without obtaining adequate capital funding, we may not be able to continue as a going concern.

The report of our independent accountant Michael F. Cronin, CPA for the fiscal year ended December 31, 2005 reflected going concern issues occasioned by our limited financial resources and our ability to obtain adequate capital funding. If we are unable to obtain adequate capital funding in the future, we may not be able to continue as a going concern, which would have an adverse effect on our business and operations, and investors’ investment in us may decline.

We may pursue acquisitions of other companies or product lines to expand our product and service portfolio.

Our ability to grow through acquisitions depends on our ability to identify, negotiate, complete and integrate suitable acquisitions. Even if we complete acquisitions we may experience:

•	difficulties in integrating any acquired companies, personnel and products into our existing business;

•	delays in realizing the benefits of the acquired company or products;

•	diversion of our management’s time and attention;

•	higher costs of integration than we anticipated; and/or

•	difficulties in retaining key employees of the acquired business who are necessary to manage these acquisitions.

In addition, we may require additional debt or equity financing for future acquisitions. This financing may not be available on favorable terms, if at all. Finally, in the event we decide to discontinue pursuit of a potential acquisition, we will be required to immediately expense all costs incurred in pursuit of the possible acquisition which could have an adverse effect on our results of operations in the period in which the expense is recognized.

We may be unable to remain competitive if we fail to develop, license or acquire and market new products and new services enhancements. In addition, if any of our new products contain undetected errors or design defects, especially when first introduced, our ability to market these products could be substantially delayed, resulting in lost revenue, potential damage to our reputation and/or delays in obtaining acceptance of the product by orthopedic and other healthcare professionals.

We rely heavily on our relationships with orthopedic professionals, agents and distributors for marketing our services and our failure to maintain these relationships could adversely affect our business.

The sales of our services depend significantly on the prescription or recommendation of the services by orthopedic and other healthcare professionals.

Our success also depends largely upon arrangements with independent agents and distributors and their relationships with the customers in the marketplace. We do not enter into contracts with our independent agents or our distributors, and our arrangements with our distributors are not exclusive. Accordingly, important aspects of these relationships depend on the continued cooperation between us and each particular independent agent and distributor. Some of our distributors may develop competitive products in the future or may already have other product offerings that they may choose to offer and support in lieu of our products. Divergence in strategy, change in focus, competitive product offerings, potential contract defaults, and changes in ownership or management of an independent agent or a distributor may interfere with our ability to market, implement or support our services with that party, which in turn could harm our business. Some of our competitors may have stronger relationships with our independent agents and distributors than we do, and we have limited control, if any, as to whether those agents or distributors implement our services rather than our competitors’ services. Our failure to maintain relationships with agents and distributors for marketing our services could have an adverse effect on our business.

We operate in a very competitive business environment.

The non-operative orthopedic and podiatry markets are highly competitive and fragmented. Our competitors include several large, diversified general orthopedic products companies and numerous smaller niche companies. Some of our competitors are included in our vendor base. We may not be able to offer products or services similar to or more desirable than our competitors, or at a price comparable to that of our competitors. Many of our competitors have greater financial resources, more widely accepted products, stronger name recognition and larger sales and/or distribution networks than we do.

We depend on a limited number of customers for a substantial portion of our revenue in any fiscal period, and the loss of, or a significant shortfall in orders from, key customers could significantly reduce our revenue.

We derive a substantial portion of our total revenue in any fiscal period from a limited number of customers as a result of the nature of our target market and the relatively early stage of our development. During any given fiscal quarter, a small number of customers may account for a significant percentage of our revenue. Our inability to generate anticipated revenue from our key existing or targeted customers, or a significant shortfall in sales to any of them, would significantly reduce our revenue and adversely affect our business. Our operating results in the foreseeable future will continue to depend on our ability to effect sales to new customers and to continue our sales to our existing customers.

Our quarterly operating results are subject to substantial fluctuations and you should not rely on them as an indication of our future results.

Our quarterly operating results may vary significantly due to a combination of factors, many of which are beyond our control. These factors include:

•	the number of business days in each quarter;

•	our ability to meet the demand for our services;

•	the number, timing and significance of new products and product introductions and enhancements by us and our competitors;

•	our ability to develop, introduce and market new and enhanced versions of our services on a timely basis;

•	the impact of any acquisitions that occur in a quarter;

•	changes in pricing policies by us and our competitors and reimbursement rates by third-party payors, including government healthcare agencies and private insurers;

•	the loss of any of our distributors;

•	changes in the treatment practices of orthopedic and podiatry clinics and their allied healthcare professionals; and

•	the timing of significant orders and shipments.

Accordingly, our quarterly sales and operating results may vary significantly in the future and period-to-period comparisons of our results of operations may not be meaningful and should not be relied upon as indications of future performance. We cannot assure you that our sales will increase or be sustained in future periods or that we will be profitable in any future period.

Our business plan relies on certain assumptions for the market for our services, which, if incorrect, may adversely affect our profitability.

We believe that various demographics and industry specific trends will help drive growth in the rehabilitation markets, including:

•	a growing elderly population with broad medical coverage, increased disposable income and longer life expectancy;

•	a growing emphasis on physical fitness, leisure sports and conditioning, which has led to increased injuries, especially among women; and

•	the increasing awareness and use of non-invasive devices for prevention, treatment and rehabilitation purposes.

These demographics and trends are beyond our control. The projected demand for our services could materially differ from actual demand if our assumptions regarding these factors prove to be incorrect or do not materialize or if alternative treatments to those offered by our services gain widespread acceptance.

We are able to issue shares of preferred stock with rights superior to those of holders of our common stock. Such issuances can dilute the tangible net book value of shares of our common stock.

Our amended and restated articles of incorporation authorize the issuance of 5,000,000 shares of “blank check” preferred stock. No shares of our preferred stock have been issued or are presently outstanding. Pursuant to our amended and restated articles of incorporation, our board of directors is authorized to issue, without shareholder approval, our “blank check” preferred stock with dividend, liquidation, redemption, voting and other rights that may be superior to the rights of holders of our common stock, at a purchase price then approved by our board of directors, which purchase price may be substantially lower than the market price of shares of our common stock.

We have limited suppliers for some of our products, which makes us susceptible to supply shortages and could disrupt our operations.

We do not manufacture the products that we provide to our customers. Instead, we rely on manufacturers and other suppliers for these products. We do not have written agreements with any of our manufacturers or suppliers and we do not manufacture any of the products we offer. As we receive orders from customers, we submit purchase orders for the products to one of our manufacturers or suppliers. Our manufacturers and suppliers have no written contractual obligation to accept any purchase order that we submit for customer product orders. If any of these parties are unable or unwilling to supply these products to us, we would be unable to distribute our products until a replacement supplier could be found. We cannot guarantee that a replacement supplier could be found on reasonable terms or in a timely manner. The use of new manufacturers and suppliers may cause significant interruptions in supply if the new parties have difficulty meeting our specifications of products to be delivered to our customers. Any interruption in our ability to distribute our products could cause our business to be unsuccessful and the value of investors’ investment in us may decline.

We may be adversely affected if we lose the services of any member of our senior management team.

We are dependent on the continued services of our senior management team, who have made significant contributions to our growth and success. The loss of any one or more members of our management team could have a material adverse effect on us.

We are controlled by a limited number of shareholders.

Our principal shareholder, Patricia Jenkins, who is a selling shareholder, beneficially owns approximately 55% of the issued and outstanding shares of our voting capital stock. As a result, she has the ability to exercise substantial control over our affairs and corporate actions requiring shareholder approval, including electing directors, selling all or substantially all of our assets, merging with another entity or amending our charter documents. This de facto control could delay, deter or prevent a change in control and could adversely affect the price that investors might be willing to pay in the future for our securities.

Recent changes in coverage and reimbursement policies for our products by Medicare and third-party payors or reductions in reimbursement rates for our products could adversely affect our business and results of operations.

Our products are sold to clinics and physicians who may receive reimbursement for the cost of our products from private third-party payors, Medicare, Medicaid and other governmental programs. Our ability to sell our products successfully will depend in part on the purchasing and practice patterns of clinics and physicians, who are influenced by cost containment measures taken by third-party payors. Limitations or reductions in third-party reimbursement for our products can have a material adverse effect on our sales and profitability.

Congress and state legislatures consider reforms in the healthcare industry that may modify reimbursement methodologies and practices, including controls on healthcare spending of the Medicare and Medicaid programs. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect the proposals would have on our business. Many private health insurance plans model their coverage and reimbursement policies after Medicare policies. Congressional or regulatory measures that reduce Medicare reimbursement rates could cause private health insurance plans to reduce their reimbursement rates for our products, which could have an adverse effect on our ability to sell our products or cause our orthopedic professional customers to prescribe less expensive products introduced by us and our competitors.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 mandated a number of changes in the Medicare payment methodology and conditions for coverage of orthotic devices and durable medical equipment. Theses changes include a freeze in payments for durable medical equipment from 2004 through 2008, a payment freeze for orthotic devices from 2004 through 2006, competitive bidding requirements, new clinical conditions for payment and quality standards. The changes affect our products generally, although specific products may be affected by some but not all of the Medicare Modernization Act’s provisions.

Under competitive bidding, which will be phased in beginning in 2007, Medicare will change its approach to reimbursing certain items and services covered by Medicare from the current fee schedule amount to an amount established through a bidding process between the government and suppliers. Competitive bidding may reduce the number of suppliers providing certain items and services to Medicare beneficiaries and the amounts paid for these items and services.

Also, Medicare payments in regions not subject to competitive bidding may be reduced using payment information from regions subject to competitive bidding. Any payment reductions or the inclusion of certain of our orthotic devices in competitive bidding, in addition to the other changes to Medicare reimbursement and standards contained in the Medicare Modernization Act, could have a material adverse effect on our results of operations.

In addition, on February 11, 2003, the Centers for Medicare and Medicaid Services, the agency responsible for implementing the Medicare program, made effective an interim final regulation implementing “inherent reasonableness” authority, which allows adjustments to payment amounts for certain items and services covered by Medicare when the existing payment amount is determined to be grossly excessive or grossly deficient. The regulation lists factors that may be used to determine whether an existing reimbursement rate is grossly excessive or grossly deficient and to determine what is a realistic and equitable payment amount.

Also, under the regulation, a payment amount will not be considered grossly excessive or grossly deficient if an overall payment adjustment of less than fifteen percent would be necessary to produce a realistic and equitable payment amount. The regulation remains in effect after the Medicare Modernization Act, although the new legislation precludes the use of inherent reasonableness authority for devices subject to competitive bidding. When using the inherent reasonableness authority, CMS may reduce reimbursement levels for certain items and services, which could have a material adverse effect on our results of operations.

We cannot assure you that third-party reimbursement for our products will continue to be available or at what rate these products will be reimbursed. Failure by users of our products to obtain sufficient reimbursement from third-party payors for our products or adverse changes in governmental and private payors’ policies toward reimbursement for our products could have a material adverse effect on our results of operations.

Healthcare reform, managed care and buying groups have put downward pressure on our prices.

A further result of managed care and the related pressure on costs has been the advent of buying groups in the United States. These buying groups enter into preferred supplier arrangements with one or more manufacturers of orthopedic or other medical products in return for price discounts. The extent to which these buying groups are able to obtain compliance by their members with these preferred supplier agreements varies considerably depending on the particular buying groups. We believe that our ability to maintain our existing arrangements will be important to our future success and the growth of our revenues.

In addition, we may not be able to obtain supplier commitments from major vendors, in which case we could lose significant potential sales. On the other hand, if we receive preferred supplier commitments from particular vendors which do not deliver high levels of compliance, we may not be able to offset the negative impact of lower per unit prices or lower margins with any increases in unit sales or in market share.

Proposed laws that would limit the types of orthopedic professionals who can fit, sell or seek reimbursement for our products could, if adopted, adversely affect our business.

In response to pressure from orthopedic practitioners, Congress and state legislatures have from time to time considered proposals that limit the types of orthopedic professionals who can fit and/or sell our orthotic device products or who can seek reimbursement for them. Several states have adopted legislation which imposes certification or licensing requirements on the measuring, fitting and adjusting of certain orthotic devices. Some of these laws have exemptions for manufacturers’ representatives. Other laws apply to the activities of these representatives. Other states may be considering similar legislation. These laws could limit our potential customers in those jurisdictions in which this legislation or regulations are enacted by limiting the measuring and fitting of these devices to certain licensed individuals. We may not be successful in opposing their adoption and, therefore, these laws could have a material adverse effect on our business.

In addition, efforts have been made to establish requirements at the federal level for the Medicare program. Most recently, in 2000 Congress passed the Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000 BIPA. BIPA contains a provision requiring as a condition for payment by the Medicare program that certain certification or licensing requirements be met for individuals and suppliers furnishing certain, but not all, custom-fabricated orthotic devices. CMS is in the process of implementing this requirement, and we cannot predict the effect its implementation or implementation of other similar laws will have on our business.

We may need to change our business practices to comply with healthcare fraud and abuse laws and regulations.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws, which are also commonly known as “Stark” laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE. Because of the far-reaching nature of these laws, we may be required to alter one or more of our practices. For example, if changes to Medicare supplier standards occur, the number of suppliers for durable medical equipment may decrease, which may limit our ability to supply clinics and physicians with the products they request. As a result, we may be forced to rely upon a limited number of suppliers and purchase equipment from them at higher prices, which could have a material adverse effect on our business.

Healthcare fraud and abuse regulations are complex and even minor, inadvertent irregularities in submissions can potentially give rise to claims that a fraud and abuse law or regulation has been violated. Any violations of these laws or regulations could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful.

Audits or denials of claims by government agencies could reduce our revenue or profits.

As part of our business structure, we submit claims on behalf of our customers and they receive payments directly from Medicare, Medicaid programs and private payors. Therefore, we are subject to extensive government regulation, including requirements for maintaining certain documentation to support our claims. Medicare contractors and Medicaid agencies periodically conduct pre- and post-payment review and other audits of claims, and are under increasing pressure to scrutinize more closely healthcare claims and supporting documentation generally. We periodically could receive requests for documentation during the governmental audits of individual claims. Our customers periodically receive requests for documentation during the governmental audits of individual claims either on a pre-payment or post-payment basis. We cannot assure you that a review and/or other audits of these claims will not result in material delays in payment for our services, as well as material recoupments or denials, which could reduce our revenue and profits. We cannot assure you that these reviews and audits will not result in our exclusion from participation in the Medicare and Medicaid programs or from participation on the provider panel of a private payor. Private payors from time to time also conduct similar reviews and audits, which also could result in material delays in payment for our services, as well as material recoupments or denials, which could reduce our revenue and profits.

Risks Related to Our Common Stock

Our common stock has experienced volatility in the past, and may experience significant volatility in the future, which substantially increases the risk of loss to persons holding our common stock.

Because of the limited trading market for our common stock, and because of the significant price volatility, holders of our common stock may not be able to sell their shares of common stock when they desire to do so. In 2004, our stock price ranged from a high of $65.00 to a low of $6.88. In 2005, our stock price ranged from a high of $13.00 to a low of $1.10, and in the nine months ended September 30, 2006, our stock price ranged from high of $11.00 to a low of $1.75. The inability to sell shares in a rapidly declining market may substantially increase the risk of loss as a result of illiquidity. In addition, the price for our common stock may suffer greater declines due to its price volatility.

Our common stock is traded on the OTC Bulletin Board, which may be detrimental to investors.

Our shares of common stock are currently traded on the OTC Bulletin Board. Stocks traded on the OTC Bulletin Board generally have limited trading volume and exhibit a wide spread between the bid/ask quotations. We cannot predict whether a more active market for our common stock will develop in the future. In the absence of an active trading market:

•	investors may have difficulty buying and selling our common stock or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

We have been subject to the penny stock regulations and will continue to be unless and until our common stock is listed on a national securities exchange.

SEC regulations require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. These regulations generally define a penny stock to be an equity security not listed on a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions. Accordingly, we have been subject to the penny stock regulations, including those regulations that require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and which impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally, institutional investors). In addition, under penny stock regulations, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. Moreover, broker-dealers who recommend “penny stocks” to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. These regulations tend to limit the ability of broker-dealers to sell our common stock and thus the ability of purchasers of our common stock to sell their shares in the secondary market. Unless and until our common stock is listed on a national securities exchange, such as the American Stock Exchange or the Nasdaq Stock Market, and trades consistently above $5.00 per share, our common stock will be defined as a penny stock and be subject to these disclosure and trading restrictions.

USE OF PROCEEDS

This prospectus relates to 41,014,688 shares of our common stock, which may be sold from time to time by the selling shareholders. We will not receive any part of the proceeds from the sale of our common stock by the selling shareholders. If all the warrants described herein are fully exercised without using any applicable cashless exercise provisions, we will receive approximately $5,763,000 in cash from the warrant holders. We will use any proceeds received by us from the exercise of the warrants for general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock presently trades on the OTC Bulletin Board under the symbol “MSMT:OB.”

As of October 4, 2006, we had outstanding 20,446,729 shares of our common stock. As of October 4, 2006, we had outstanding one 6% senior secured convertible debenture in the original principal amount of $2,000,000 and warrants to purchase in the aggregate 22,077,335 shares of our common stock. We have no outstanding options, although we have agreed to assume the outstanding option agreements of our wholly-owned subsidiary, OrthoSupply, which will result in the reservation of 600,000 shares of our common stock issuable upon the exercise of these outstanding options.

The following table sets forth certain information with respect to the high and low market prices of our common stock for the fiscal years ended December 31, 2004 and December 31, 2005, as well as the nine months ended September 30, 2006:

Year	Period	High	Low
Fiscal Year 2004	First Quarter	$65.00	$25.00
	Second Quarter	40.00	14.06
	Third Quarter	37.50	10.63
	Fourth Quarter	18.44	6.88

Fiscal Year 2005	First Quarter	12.50	0.40
	Second Quarter	4.85	1.10
	Third Quarter	13.00	2.25
	Fourth Quarter	6.50	2.10

Fiscal Year 2006	First Quarter	11.00	2.00
	Second Quarter	10.00	2.00
	Third Quarter	3.75	1.75

The closing price of our common stock on October 4, 2006 was $3.75.

The high and low prices are based on the average bid and ask prices for our common stock, as reported by the OTC Bulletin Board. These prices are inter-dealer prices without retail mark-ups, mark-downs or commissions and may not represent actual transactions in our common stock.

Shareholders

Records of our stock transfer agent indicate that as of October 4, 2006, we had approximately 962 record holders of our common stock. Since a certain number of our shares are held by financial institutions in “street name,” it is likely that we have significantly more shareholders than indicated above.

Dividend Policy

Our board of directors determines any payment of dividends. Since December 30, 2005, we have not declared or paid any cash dividends on our common stock, and we do not anticipate or contemplate paying cash dividends in the foreseeable future. We intend to utilize all available funds for working capital purposes. In addition, although there are no shares of our preferred stock presently outstanding, if any shares of our preferred stock later become outstanding, the terms of our preferred stock could prohibit the payment of a dividend on any shares of our common stock without prior satisfaction of the dividend payment obligation, if any, on any outstanding shares of our preferred stock, as set forth in our charter documents.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (c)
Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders	0	0	0
Total	0	0	0

BUSINESS

Our Business

We are a provider of orthopedic and podiatric durable medical equipment, specializing in the provision of services using our turnkey program. Through our turnkey program, we enable orthopedic and podiatric practices to dispense an array of durable medical equipment directly to their patients during office visits. The system, which is transportable to other types of medical practices, also provides billing services, inventory management and insurance verifications.

Our Mission

Our mission is to use our turnkey program to improve the quality of care and compliance for all orthopedic and podiatric patients. Our goal is to become the dominant provider in the orthopedic and podiatric marketplaces of a comprehensive program to dispense durable medical equipment directly to patients.

Company History

We were originally incorporated in 1967 as a Delaware corporation under the name National Industrial Security Corporation. On July 31, 2006, we changed our name to Medical Solutions Management Inc. Prior to July 31, 2006, we operated under the name China Media Network International, Inc. Effective January 14, 2003, we had ceased all existing operations, and from January 15, 2003 to December 30, 2005, we held no assets, generated no revenue and existed solely as a shell corporation.

On December 30, 2005, we consummated a merger transaction with our then wholly-owned subsidiary, CMNW Acquisition Corporation, OrthoSupply Management Inc., Thunderbird Global Corporation and Mark L. Baum. Pursuant to the merger, CMNW Acquisition Corporation merged with and into OrthoSupply, CMNW Acquisition Corporation ceased to exist and OrthoSupply Management, Inc. continued as the surviving corporation and our wholly-owned subsidiary. In connection with the merger, we issued our securities to the former equity holders of OrthoSupply in exchange for like securities of OrthoSupply and purchased shares of our common stock held by Thunderbird Global Corporation in exchange for $500,000 in cash, 600,000 shares of our common stock and a warrant to purchase 600,000 shares of our common stock. As a result of the merger transaction, the former equity holders of OrthoSupply became equity holders of Medical Solutions Management. Prior to the merger transaction, Medical Solutions Management’s majority shareholder was Thunderbird Global Corporation, and Mark Baum was our sole director and Chief Executive Officer. As a result of the merger transaction, Patricia Jenkins became our majority shareholder, and Brian Lesperance was appointed to our board of directors, and named as our President, Secretary and Treasurer. Effective upon the merger, Mr. Baum resigned as our Chief Executive Officer, and effective as of January 13, 2006, resigned as a member of our board of directors.

OrthoSupply is our operating company. It was incorporated in October 2003, under the name American Orthodics LLC. In April 2004, it changed its name to OrthoFlow, LLC. In January 2005, it changed its name to OrthoSupply Management, LLC and began to market and sell the turnkey program in February 2005. In August 2005, OrthoSupply Management, Inc., our operating company, was incorporated and OrthoSupply Management, LLC became its wholly-owned subsidiary. On December 30, 2005, OrthoSupply Management, Inc. merged with one of our subsidiaries and as a result became our wholly-owned subsidiary. Medical Solutions Management has no operations, and acts solely as OrthoSupply’s holding company. We changed our name from “China Media Networks International, Inc.” to “Medical Solutions Management Inc.” in July 2006.

We file annual reports on Form 10-KSB, as well as quarterly reports on Form 10-QSB and current reports on Form 8-K with the SEC, all of which are available at the SEC’s website at www.sec.gov.

The OrthoSupply Turnkey Program

Our turnkey program enables physicians to write and fill prescriptions for durable medical equipment out of their own clinics in compliance with federal anti-kickback and physician self-referral legislation, also commonly known as the “Stark” laws. Our turnkey program provides patients with the option of filling their durable medical equipment prescriptions at clinics. It also provides clinics with a broader array of medical products and devices, not just products manufactured by the stock and bill companies serving the clinics.

Our turnkey program permits physicians and clinics to capture referral dollars and create a recurring revenue stream, while providing a “valet” service with an in-house physician extender, insurance verification, web-based billing and collecting engine, charge entry and posting. Physician extenders are the in-house technicians we offer as part of our services. Examples of the services physician extenders provide include the following:

•	Verifying insurance;
•	Maintaining the adequate level of inventories needed to provide proper patient care utilizing the inventory control system and processes provided by us;
•	Assisting in the fitting of products;
•	Providing patient education in use of modalities to ensure proper compliance;
•	Providing choices for durable medical equipment modalities for patients that do not have full insurance benefits;
•	Maintaining an effective network of communications with clinic administrator to ensure their operation of our program meets the appropriate and accurate guidelines of the clinic;
•	Evaluating and preventing injuries;
•	Rehabilitating and managing injuries;
•	Conforming with HIPPA and OSHA guidelines; and
•	Aiding physicians in all medical procedures as needed.

Currently, most orthopedic and podiatric surgical practices utilize pharmacies or traditional stock and bill companies. We believe the following are a few limitations of the current service models:

Pharmacy programs: Patients fill their prescriptions for durable medical equipment outside of the physician’s office. As a result, patients may not follow through with the prescribed durable medical equipment and the physician does not participate in the durable medical equipment revenue stream.

Traditional stock and bill programs: Durable medical equipment is stocked on-site at the clinic. All revenue generated by the sale of durable medical equipment flows to the stock and bill company, not to the clinic. Although these programs help to resolve patient service and compliance issues, physicians incur labor costs required to manage the program and fail to capture revenue from the prescribed durable medical equipment.

Some physicians attempt to manage their own stock and bill programs. However, some physicians may lack the significant cash outlay to purchase initial inventory, and may lack the durable medical equipment credentials and expertise required to work with third-party payers relative to reimbursement, negotiate with durable medical equipment vendors, manage inventory and manage their billing and collection systems.

Using our turnkey program, a physician prescribes durable medical equipment to a patient, and then we ship the prescribed durable medical equipment from our suppliers directly to the clinic. To assist the prescribing physician, we manage the inventory from various suppliers and provide the clinic with a leased employee on-site to manage the turnkey program. Inventory may be maintained on site at the clinic, or at our corporate headquarters.

We are vendor neutral, which means we will source any product line from any vendor at the physician or clinic’s request. To date, we have focused primarily on medical equipment for the orthopedic and podiatric markets, but as opportunities have arisen we have expanded into surgical and urgent care supplies as well. We also provide clinics with comprehensive web-based billing and collecting systems. We bill and collect revenue electronically for the clinic and all money collected is deposited directly into the clinic’s lockbox. As a result, patients are more likely to comply with their durable medical equipment prescription. In addition, using our turnkey program, physicians do not have to outlay the cash required to maintain a full stock of their durable medical equipment for their patients.

Our Strategy

Our strategy is to expand our operations in strategic regions across the United States in order to increase revenue, enhance cash flow and attain a profitability level in the most expeditious manner.

According to Frost and Sullivan, currently there are stock and bill programs in over 1,000 clinics nationwide. A stock and bill program allows a third party to provide inventory to a clinic and assume the billing responsibilities for the clinic. These programs are expected to generate in excess of $300 million annually for manufacturers of durable medical equipment. These types of programs reduce the need for administrative staff in outpatient clinics. We believe this, along with changes in the reimbursement practices of third party payors to physicians, produces a very viable and growing market for the services we provide. Our turnkey program provides physicians an additional revenue stream without changing their current business practices.

As we continue to grow our business, expanding into new regions across the United States and adding infrastructure, we will continue to operate at a deficit. As we gain market share and increase our volume, we expect to gain the ability to leverage our current vendor relationships to keep costs below or at current levels. We believe that by growing our business organically, as well as pursuing strategic acquisitions that will allow us to expand our product offerings, penetrate new attractive markets and increase revenue, we can achieve our goals and reach profitability.

Our Market

Our market is focused upon durable medical equipment dispensed by orthopedic physicians and podiatrists. There are currently 25 clinics across the United States which have implemented and are using our turnkey program.

Stock and Bill Opportunities

Currently, there are stock and bill programs in approximately 500 - 1,000 clinics nationwide. A stock and bill program allows a third party to provide inventory to a clinic and assume the billing responsibilities for the clinic. These programs are expected to generate $20 - $30 million annually for manufacturers of durable medical equipment. These types of programs are gaining in popularity since they reduce the need for administrative staff in outpatient clinic (Frost and Sullivan, Market Research Report, January 2004).

Orthopedic Practice Demographics

The distribution of orthopedic surgeons across the United States can be broken down into nine major census divisions. Five regions, each of which includes a very populous state or states (California, Florida, Texas, New York or Colorado), dominate the total share of orthopedic surgeons.

Podiatric Market Channel

One in every six people in the United States (43.1 million people) has foot problems at any given time. It is estimated that more than 75% of Americans will experience foot problems of varying degrees of seriousness at one time in their lives. Those who finally seek help will turn to a doctor of podiatric medicine, of which there are about 14,000 practicing in the United States. Currently, there is one podiatrist for every 20,000 people in the United States (Georgia Podiatric Medical Association, “Foot Facts”, American Orthopaedic Foot & Ankle Society, “Footwear Guide”).

The American Podiatric Medical Association estimates that 19% of the United States population experiences more than one foot problem a year. Foot health problems cost the United States $3.5 billion a year (Georgia Podiatric Medical Association, “Foot Facts”, American Orthopaedic Foot & Ankle Society, “Footwear Guide).

A study conducted by the American Orthopedic Foot and Ankle Society found that:

•	Nine out of 10 women are wearing shoes that are too small for their feet.
•	Eight out of 10 women have foot problems
•	Women have about 90% of surgeries for common foot problems such as bunions, bunionettes, hammertoes and neuromas. These surgeries cost the American public $3.5 billion for surgery and 15 million lost work days annually.
•	Women are likely to develop a foot problem because of improper fitting shoes.

Podiatric Outpatient Surgical Opportunities

About 5 percent of the United States population sees a podiatric physician each year. About 81 percent of all hospitals in the United States have podiatric physicians on staff. There were 304,000 surgical procedures for bunionectomies or other toe deformities in 1996 (Georgia Podiatric Medical Association, “Foot Facts”, National Center for Health Statistics, “Ambulatory and Inpatient Procedures in the United States, 1996”)

Just focusing on the 304,000 outpatient surgical procedures, we estimate that at least 25% of these procedures will involve the prescription of durable medical equipment, including at least two or all of the following: walker boot, splints, crutches, cryotherapy (a device that can produce both heat and cold therapy) and/or continuous passive motion device, with average reimbursement to the physicians in the $50–$250 range.

Other Podiatric Durable Medical Equipment Opportunities

Currently, most businesses in the footcare field target individuals at least 50 years old. As the baby boom generation continues to age, the market for products and services aimed at older people is expected to grow. The U.S. Administration on Aging reports that in 2004, people 65 years or older numbered 36.3 million, or 12.4 percent of the population. By 2030, there will be about 71.5 million Americans age 65 or older, more than twice their number in 2000, and that age group will make up 20 percent of the population. (America on Aging Website “Statistics on Aging Population”)

Diabetic Opportunity

There are 20.8 million diabetics in the United States, representing 7% of the population. 1.5 million new cases of diabetes were diagnosed in people aged 20 years or older in 2005 (American Diabetes Association, “National Diabetes Fact Sheet, 2005”). Diabetics often have major problems with their feet that can be prevented with proper foot care, orthotics and/or shoes. The total annual cost for treatment of diabetes is more than $132 billion (American Diabetes Association, “National Diabetes Fact Sheet, 2005”). This cost does not include physicians’ fees, rehabilitation costs, prostheses, time lost from work, and disability payments. Foot disease is one of the most common complications of diabetes leading to hospitalization. Medicare and most third party payers provide coverage for walker boots and therapeutic footwear such as depth inlay shoes, custom-molded shoes, and shoe inserts for people with diabetes who qualify under Medicare.

Competition

The non-operative orthopedic and podiatry markets are highly competitive and fragmented. Our competitors include several large, diversified orthopedic companies and numerous smaller niche companies. Some of our competitors are part of corporate groups that have significantly greater financial, marketing and other resources than we do. Many of our vendors and competitors are manufacturers and suppliers of orthopedic products, such as DJO Incorporated, formerly known as DJ Orthopedics, Inc., Biomet, Inc., DeRoyal Industries and Royce Medical Co. Many of these companies have initiated stock and bill programs similar to our turnkey program.

Our Customers

Our business was founded in the Northeast region of the United States and currently about 95% of our business is located in this region. However, we have recently expanded operations in the Mid-Atlantic Coast, Southeast, Midwest and West Coast regions of the United States. We are pursuing business opportunities across the entire United States and hope to have business in all regions across the United States.

As we are in the early stages of our development, we have a limited number of customers. For example, 2 customers accounted for 76% of our total revenue in 2005 and 4 customers accounted for 82% of our total revenue for the six months ended July 1, 2006. Additionally, we do not have and we do not enter into long-term purchase contracts with our customers, and have no contractual arrangements to ensure future sales of our products to our existing customers.

Some of our major customers include the following: Steadman Hawkins; Island Orthopedics Sports Medicine; Berkshire Orthopedics; Northeast Foot Specialists; Dr. Richard Renaud; Orthopaedic Excellence of Long Island; East Boston Health Center; Nassau Orthopedics; and Reichard, Chabot & Messineo, M.D., P.C. Our customers are comprised of orthopedic and podiatric clinics with anywhere from 1 to 10 physicians on staff.

We enter into agreements with each of our customers. Generally, the agreements contain the following basic terms: we provide the clinic with a full-time person to manage the turnkey program consisting of Material Procurement/Inventory Management and Licensed fitters; we offer billing and collection services for a fee ranging from 5 - 8%; we sell products from manufacturers and select distributors to orthopedic clinics; and we provide credentialing services.

Employees

As of September 27, 2006, we had 22 employees. We are in the process of hiring additional sales, marketing, financial and operating personnel.

Governmental Regulation

Third-Party Reimbursement

Our products generally are prescribed by physicians and are eligible for third-party reimbursement. The amount of a third-party reimbursement often influences our customers’ selection of our products and, therefore, is one of the major factors of our business model. We believe that third-party payors will continue to focus on measures to contain or reduce their costs through managed care and other efforts. Medicare policies are important to our business because third-party payors often model their policies after the Medicare program’s coverage and reimbursement policies.

Healthcare reform legislation in the Medicare area has focused on containing healthcare spending. On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which we refer to as the Medicare Modernization Act, was enacted, which provides for revisions to payment methodologies and other standards for items of durable medical equipment and orthotic devices under the Medicare program. As a result, effective in 2004, the reimbursement amounts for orthotic devices and durable medical equipment are no longer increased on an annual basis. In 2007, a competitive bidding program will be phased in to replace the existing fee schedule payment methodology. Supplier quality standards are to be established which will be applied by independent accreditation organizations and clinical conditions for payment will be established for certain products.

In recent years, efforts to control Medicare costs have included the heightened scrutiny of reimbursement codes and payment methodologies. Under Medicare, certain devices used by outpatients are classified using reimbursement codes, which in turn form the basis for each device’s Medicare payment levels. Changes to the reimbursement codes describing our products can result in reduced payment levels or a reduction in the breadth of products for which reimbursement can be sought under recognized codes.

On February 11, 2003, the Center for Medicare and Medicaid Services made effective an interim final regulation implementing “inherent reasonableness” authority, which allows the agency and contractors to adjust payment amounts by up to 15% per year for certain items and services when the existing payment amount is determined to be grossly excessive or grossly deficient. The Center for Medicare and Medicaid Services may make a larger adjustment each year if it undertakes proscribed procedures. The regulation remains in effect after the Medicare Modernization Act, although the use of inherent reasonableness authority is precluded for devices provided under competitive bidding. We do not know what impact inherent reasonableness and competitive bidding would have on us or the reimbursement for our product sales.

In addition to changes in reimbursement codes and payment methodologies, the movement toward healthcare reform and managed care may continue to result in downward pressure on product pricing.

Fraud and Abuse

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws commonly known as “Stark” laws. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE, the U.S. Military Health System. We believe that our operations are in material compliance with these laws. However, because of the breadth of these laws, there can be no assurance that we would not be required to alter one or more of our practices to be in compliance with these laws. In addition, there can be no assurance that the occurrence of one or more violations of these laws or regulations would not result in a material adverse effect on our financial condition and results of operations.

Certain provisions of the Social Security Act, which are commonly known collectively as the Medicare Fraud and Abuse Statute, prohibit entities from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid. The definition of “remuneration” has been broadly interpreted to include anything of value, including items as gifts, discounts, waiver of payments, and providing anything at less than its fair market value. The U.S. Department of Health and Human Services has issued regulations, commonly known as “safe harbors”, that set forth certain provisions which, if fully met, will assure healthcare providers and other parties that they will not be in violation of the Medicare Fraud and Abuse Statute. The penalties for violating the Medicare Fraud and Abuse Statute include fines of up to $25,000 per violation and possible exclusion from federal healthcare programs, such as Medicare and Medicaid. Many states have adopted prohibitions similar to the Medicare Fraud and Abuse Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not only by the Medicare and Medicaid programs.

Federal physician self-referral legislation prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain “designated health services” if the physician or an immediate family member has any financial relationship with the entity. These laws also prohibit the entity from receiving the referral from billing any good or service furnished pursuant to an unlawful referral, and any entity collecting any amounts in connection with an unlawful referral is obligated to refund these amounts. An entity that engages in a scheme to circumvent these laws referral prohibition may be fined up to $100,000 for each arrangement or scheme. The penalties for violating these laws also include civil monetary penalties of up to $15,000 per referral and possible exclusion from federal healthcare programs such as Medicare and

Medicaid. Various states have corollary laws, including laws that require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Both the scope and exceptions for these laws vary from state to state.

We believe our operations are presently in material compliance with these laws.

Under federal and state statutes, submission of claims for payment that are “not provided as claimed” may lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state health programs. These false claims statutes include the federal False Claims Act, which prohibits the knowing filing of a false claim or the knowing use of false statements to obtain payment from the federal government. When an entity is determined to have violated the False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Suits filed under the False Claims Act can be brought by any individual on behalf of the government and such individuals, known as “relators” or, more commonly, as “whistleblowers” may share in any amounts paid by the entity to the government in fines or settlement. In addition, certain states have enacted laws modeled after the federal False Claims Act. Actions under these laws have increased significantly in recent years.

Federal Privacy and Transaction Law and Regulations

The Health Insurance Portability and Accountability Act of 1996, commonly known as HIPAA, mandates, among other things, the adoption of standards for the electronic exchange of health information that may require significant and costly changes to current practices. Sanctions for failure to comply with HIPAA include civil and criminal penalties. HHS has released three rules to date mandating the use of new standards with respect to certain healthcare transactions and health information. The first rule requires the use of uniform standards for common healthcare transactions, including healthcare claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments, and coordination of benefits. The second rule imposes new standards relating to the privacy of individually identifiable health information. These standards not only require our compliance with rules governing the use and disclosure of protected health information, but they also require us to obtain satisfactory assurances that any employee, consultant, advisor or other third-party of ours to whom this information is disclosed will safeguard the information. The third rule establishes minimum standards for the security of electronic health information.

Governmental Audits

Because we participate in governmental programs as a supplier of medical devices, our operations are subject to periodic surveys and audits by governmental entities or contractors to assure compliance with Medicare and Medicaid standards and requirements. To maintain our billing privileges, we are required to comply with certain supplier standards, including, by way of example, documentation requirements for our claims submissions. From time to time in the ordinary course of business, we, like other healthcare companies, are audited by, or receive claims documentation requests from, governmental entities, which may identify certain deficiencies based on our alleged failure to comply with applicable supplier standards or other requirements. We review and assess these audits or reports and attempt to take appropriate corrective action. We also are subject to surveys of our physical location for compliance with supplier standards. The failure to effect corrective action to address identified deficiencies, or to obtain, renew or maintain any of the required regulatory approvals, certifications or licenses could adversely affect our business, results of operations or financial condition and could result in our inability to offer our products and services to patients insured by the programs.

LEGAL PROCEEDINGS

We are not involved in nor a party to any material legal proceedings.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 237 Cedar Hill Street, Marlboro MA 01752, where we lease and occupy approximately 3,370 square feet of office space. Our lease expires in February 2009. We own no real property and do not lease any other real property. We believe that our leased space is suitable and adequate for our operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion and analysis of our financial condition or plan of operations should be read in conjunction with the financial statements and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the sections entitled “Risks Relating to Our Business,” “Business” and elsewhere in this prospectus.

Background

On July 31, 2006, we changed our name to Medical Solutions Management Inc. from China Media Networks International, Inc. On December 30, 2005, we consummated a merger transaction with our then wholly-owned subsidiary, CMNW Acquisition Corporation, OrthoSupply Management, Inc., Thunderbird Global Corporation and Mark L. Baum. Pursuant to the merger, CMNW Acquisition Corporation merged with and into OrthoSupply, CMNW Acquisition Corporation ceased to exist, and OrthoSupply continued as the surviving corporation and our wholly-owned subsidiary. OrthoSupply acts as our operating company and we are the parent holding company, and sole stockholder, of OrthoSupply Management, Inc.

Prior to consummation of the merger, we ceased all existing operations effective as of January 14, 2003. OrthoSupply Management, Inc. has generated revenue from its operations since February 2005. In May and June 2006, we completed debt financings that raised aggregate gross proceeds of $2,000,000, which we intend to use for working capital purposes. The discussion below focuses upon OrthoSupply Management, Inc.’s financial condition, results of operations and liquidity and capital resources.

Our Business

We are a provider of orthopedic and podiatric durable medical equipment, specializing in the provision of services using our turnkey program. Through our turnkey program, we enable orthopedic and podiatric practices to dispense an array of durable medical equipment directly to their patients during office visits. The system, which is transportable to other types of medical practices, also provides billing services, inventory management and insurance verifications.

Results of Operations

We operate our business on a calendar year basis, with our fiscal year always ending on December 31 and each quarter lasting 13 calendar weeks.

Net Revenue. For our fiscal year ended December 31, 2005, we had medical supplies revenues of $406,920 and services revenues of $52,681, or 89% and 11% of our revenues, respectively, for total revenues of $459,601. OrthoSupply was founded in October 2004, and began operations in February 2005. Almost 50% of our customers signed agreements in the last four months of the fiscal year 2005; therefore, the full revenue impact of these new clinics will be realized in fiscal year 2006.

For the six months ended July 1, 2006, we had revenues of $407,165. Expansion into new regions of the United States and an overall increase in operating clinics from 14 in 2005 to 21 in July 2006 is the driving factor in the increase in net revenue. We added 7 clinics during the six months ended July 1, 2006.

Cost of Sales. Cost of sales as a percentage of net sales for our fiscal year ended December 31, 2005 were 77% of revenue. This percentage represents the costs associated with the medical supplies and services we supply to our customers. The cost of medical supplies was 74% of medical supply revenue, while the services costs was 102% of service revenue. These costs reflect our start-up costs.

Cost of sales as a percentage of our net sales for the six months ended July 1, 2006 were 83% of revenue. This percentage represents the costs associated with the medical supplies and services we supply to our customers. Cost of sales as a percentage of revenue increased $50,544 from the comparable period in 2005 due to the addition of field operations staff and the recognition of a reserve for obsolete inventories resulted in $34,520 of additional expense from 2005. These expenses were not present in 2005.

Operating Expenses. Total operating expenses were $886,601 for our fiscal year ended December 31, 2005. The operating expenses include expenses associated with the merger transaction described above and the associated regulatory requirements for financing. These costs were 14%, or $126,660, of our operating expenses. Salaries and benefits to our employees accounted for 54%, or $478,782, of our operating expenses. Auditing, consulting, and insurance expenses accounted for 20%, or $173,016, of our operating expenses.

Total operating expenses were $1,324,954 for the six months ended July 1, 2006. Salaries and benefits to our employees accounted for 35%, or $469,556, of our operating expenses. Salaries and benefits expense increased due to an increase in sales, administrative and service staff as we continued to expand our operations. Total employees for the comparable period in 2005 were 5, compared to 15 in 2006. We expect to continue to add additional sales and service support staff as we expand our operations. Legal, consulting, and insurance expenses accounted for 41%, or $544,561, of our operating expenses. Legal expense increased dramatically to $344,781 for the period ended July 1, 2006 compared to $0 for the comparable period in 2005. These expenses are primarily related to services rendered related to the various capital raises, securities exchange agreements and general counsel for operations. Consulting expense also increased due to various independent contractor agreements, such as the $87,581 recognized for the valuation of warrants issued to FP Associates, for services rendered for financing arrangements and sourcing potential acquisitions. Insurance expenses have also increased to $34,639 in 2006 compared to $5,741 in 2005, to support the various requirements set forth by industry standards and investment agreements. Recruitment fees of $23,480, rent of $38,792 and $60,000 of expenses related to the convertible debenture financing, as well as general expenses to support a growing operation, are the driving factors for the increase in other expenses from 2005 to 2006. Billing service fees also increased from $11,724 in 2005 to $30,777 in 2006, again resulting from the increase in operating clinics for the comparable periods.

Net Loss. Net loss for our fiscal year ended December 31, 2005 was $778,474. This loss was attributable to selling and administrative costs as OrthoSupply began its operations, introduced new clinics and organized support for future clinics. In addition, our Net loss was a result of the costs associated with our merger on December 30, 2005 as described above.

Net loss for the six months ended July 1, 2006 was $2,074,273. This loss was attributable to selling and administrative costs as we continued to expand our operations, introduce new clinics, build a national sales force and hire organized support for future clinics. A one time charge of $820,144 for interest expense was realized in June 2006 due to the discount arising from the computed beneficial conversion feature associated with the $2,000,000 senior secured convertible debenture issued to Vicis Capital Master Fund on June 28, 2006. We are required to expense the entire amount due to the conversion feature of the debenture being convertible immediately at the discretion of Vicis. We also recognized $820,144 of a discount to the debenture which will be amortized using the effective interest method over the two year period of the debenture.

Liquidity and Capital Resources

Cash used in operations during our fiscal year ended December 31, 2005 was $753,362 as impacted by our merger on December 30, 2005 and OrthoSupply’s $1,700,000 Series A Preferred Stock equity financing. The net proceeds from this Series A Preferred Stock equity financing were $1,324,555. The purchase by us from Thunderbird Global Corporation of shares of our common stock, and the return of those shares to our treasury, related to our merger described above, was $500,000. Other legal and investment fees were $285,445. As of December 31, 2005, we had $1,065,308 in total assets, of which $699,740 was in cash and cash equivalents, and our total liabilities were $375,590.

Cash used in operations during the six months ended July 1, 2006 was $1,267,107, compared to $197,559 in 2005; however, financing activities from the $2,000,000 senior convertible debenture transaction consummated on June 28, 2006 resulted in an overall net change in cash of $726,481. Comparatively, borrowings from related parties in the amount of $215,924 in 2005 resulted in a net change in cash of $3,275 for the comparable period in 2005. As of July 1, 2006 we had $1,849,826 in total assets, compared to $176,211 in 2005, of which $1,426,221, compared to $3,275 in 2005, was in cash and cash equivalents, and our total liabilities were $1,491,512, compared to $96,147 in 2005. We expect that our current cash availability will support current operations through the end of 2006. Our projected monthly cash burn rate is $250,000. We anticipate that we will need to complete additional financing to support current working capital needs and potential acquisitions before the end of 2006, in order to continue to expand the business organically and acquisitively.

Our reserve for doubtful accounts. Our reserve amount is based upon estimated losses for customers who were billed directly for products and services. For our fiscal year ended December 31, 2005, we reserved 3% of revenues, or $12,028. For the six months ended July 1, 2006, we reserved 8% of revenues, or $33,644, no reserve was recorded for the comparable period in 2005.

The reserve amount is based on the sum of accounts receivable greater than 120 days. We have not written off any accounts receivable to date. If the financial condition of one of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional reserves may be required.

Our reserve for excess or obsolete inventories. We provide reserves for estimated excess, obsolete and shrink during the start-up phase of a clinic. For our fiscal year ended December 31, 2005, we have provided $148 for a reserve, as a result of the following method. Our reserve formula is based on 5% of the inventory value for clinics launched within 90 days of our fiscal year ended December 31, 2005.

For the six months ended July 1, 2006, we provided $34,668 for a reserve, as a result of the following method. Our reserve formula, modified during the second quarter of 2006, is calculated by 25% of the inventory value for operating clinics in the period ended July 1, 2006. No reserve was recorded for the comparable period in 2005.

Plan of Operations

Our main objectives for the next twelve months will be continuing our ability to finance our operations and focusing on expanding revenue in key locations across the United States. We expect our current cash availability to support our operations through the end of this fiscal year. On May 3, 2006, we entered into a Securities Purchase Agreement with one of our existing shareholders, Vicis Capital Master Fund, pursuant to which we sold a convertible note in the original principal amount of $300,000 and 300,000 shares of the our common stock, in exchange for $300,000. On June 28, 2006 we entered into a Securities Purchase and Exchange Agreement with Vicis Capital Master Fund, pursuant to which we sold to Vicis a debenture and warrants for common stock in exchange for $1,700,000 cash less $60,000 for incurred expenses, the surrender of the convertible note previously issued on May 3, 2006 and 1,994,419 shares of our common stock. Through these financings, we hope to expand our business organically and acquisitively.

Our plan for organic growth includes increasing our sales force in key locations across the country. In June, 2006, we hired Ross Fine as our Vice President of Sales and Marketing to build our sales force from our current level of 4 sales people to 10 regional sales people. The plan includes support programs for the sales efforts including marketing, communications and program literature. Mr. Fine is charged with building a national sales force in strategic areas across the United States in order to continue the expansion of our turnkey program. In July 2006, we engaged a consultant to begin the development of marketing and branding material to support our sales and marketing efforts. As part of our expected sales force expansion, in late July 2006 we hired a regional sales manager in Florida to cover the Southeast region. With a regional sales manager already in place in the Midwest and Northeast, we expect to continue to pursue additional staff in both the Southwest and West coast regions to develop our national sales coverage.

We also plan to increase our resources in administration, and to add one to three additional employees to assist with our service administration. During the six months of 2006, we hired two additional customer support specialists and two field representative in order to carry out our current service model. We expect to hire additional field support resources to support the growth in new clinics during 2006.

We do not anticipate devoting our resources to research and development in fiscal year 2006.

We continue to pursue opportunities that will add to our current product and service offerings in an effort to fulfill the current demands in place, as well as driving the continuous improvement of billing and inventory processes that support the clinics.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to contractual allowances, doubtful accounts, inventories, rebates, product returns, warranty obligations, income taxes, intangibles and investments. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements, and this discussion and analysis of our financial condition and results of operations.

Fair Value of Financial Instruments : Our financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable, accrued expenses, and long and short-term borrowings. The fair value of these instruments approximates their recorded value. We do not have financial instruments with off-balance sheet risk. The fair value estimates were based on market information available to management as of December 31, 2005.

Financial instruments that potentially subject us to concentrations of market/credit risk consist principally of cash and cash equivalents and trade accounts receivable. We invest cash through accounts at a high credit-quality financial institution, which, at times, may exceed federally insured limits. We have not experienced any losses in these accounts.

A concentration of credit risk may exist with respect to trade receivables. We perform ongoing credit evaluations of customers and generally do not require collateral from our customers. We review accounts receivable on a regular basis to determine if any amounts may be potentially uncollectible. We establish a general reserve based on a range of percentages applied to accounts receivable aging categories. These percentages are based on historical collection and write-off experience. We include any balances that are determined to be uncollectible, along with the general reserve, in the overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. We believe the allowance for doubtful accounts of $12,028 is adequate as presented. Historically, we have not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic area. A summary of concentrations in sales and accounts receivable as of and for the period ended December 31, 2005 is as follows:

	Customer
	A	B	C
Accounts Receivable	37.4%	19.5%	39.4%
Sales	65.4%	9.2%	10.9%

Revenue Recognition: Our principal sources of revenues are from the sale of medical supplies and from providing related management services. Our revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition,” SAB No. 101, “Revenue Recognition in Financial Statements” and EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” Revenue is recognized when written evidence of an agreement with the customer exists, products are shipped or title passes pursuant to the terms of the agreement with the customer, the amount due from the customer is fixed or determinable, collectibility is reasonably assured, and there are no significant future performance obligations. Service revenues are recognized at the time of performance and usually billed monthly. Revenues from separate service maintenance agreements are recognized ratably over the term of the agreements.

These policies require management, at the time of the transaction, to assess whether the amounts due are fixed or determinable, collection is reasonably assured, and no future performance obligations exist. These assessments are based on the terms of the agreement with the customer, past history and creditworthiness of the customer. If management determines that collection is not reasonably assured or future performance obligations exist, revenue recognition is deferred until these conditions are satisfied.

In accordance with EITF Issue 00-10, “Accounting for Shipping and Handling Fees and Costs,” we included all shipping and handling billings to customers in revenues, and freight costs incurred for product shipments have been included in cost of products sold.

Our revenue is comprised of three main categories: product sales, billing and collection revenue and service revenue. Our product sales are recorded at the end of each month for all the products ordered by each customer. The billing and collection revenue consists of a percentage fee based on reimbursements received by each clinic recognized at the end of each month. Service revenue, also recognized at the end of each month, is the monthly charge for the variety of services elected by each clinic, including but not limited to the following: product procurement, credentialing, in-house technicians.

Stock-Based Compensation Plans: We account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under APB 25, compensation cost is measured as the excess, if any, of the closing market price of our stock at the date of grant over the exercise price of the option granted. We recognize compensation cost for stock options, if any, ratably over the vesting period. Generally, we grant options with an exercise price equal to the closing market price of our stock on the grant date. Because we have not granted any stock options to date, we have not recognized any compensation expense for our stock option grants. We provide additional pro forma disclosures as required under SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure an Amendment of FASB Statement No. 123,” using the Black-Scholes pricing model. We charge the value of the equity instrument to earnings and in accordance with FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans—an interpretation of APB Opinions No. 15 and 25.” In computing fair value we used the following assumptions:

Year	Interest Rate	Dividend Yield	Expected Volatility	Expected Life
2005	4.3%	0.0%	50.0%	60 mos.

We have also granted restricted common stock awards to certain employees and officers with a purchase price of $0.01 per share. Our restricted common stock awards generally vest over a four-year period from the date of grant based on continued service. We record to deferred compensation within shareholders’ equity the aggregate amount by which the closing price of our common stock on the date of grant exceeds the cash purchase price of the restricted common stock. Deferred compensation associated with these grants is amortized to operating expenses over the respective vesting term. The following table illustrates the effect on net earnings (loss) and net earnings (loss) per share if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

	2005
Fair value and per share summary:	per share
Net loss as reported	(778,474)	($0.0471)
Intrinsic value of employee options	0	$0.000
Fair value of options	(2,380)	($0.0001)
Proforma loss	(780,854)	($0.0472)

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share-Based Payment” 123(R). SFAS No. 123(R) revises FASB Statement No. 123 “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, and its related implementation guidance. This Statement eliminates the ability to account for share-based compensation using the intrinsic value method under APB Opinion No. 25. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, known as the requisite service period, which is usually the vesting period. SFAS No. 123(R) is effective for companies filing under Regulation S-B as of the beginning of the first interim or annual reporting period that begins after December 15, 2005, which for us is our first quarter of the year ending December 31, 2006. We adopted SFAS No. 123(R) beginning January 1, 2006. Accordingly, the provisions of SFAS No. 123(R) apply to new awards and to awards modified, repurchased, or cancelled after the effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the effective date must be recognized as the requisite service is rendered on or after the required effective date. These new accounting rules will lead to a decrease in reported earnings. Although our adoption of SFAS No. 123(R) could have a material impact on our financial position and results of operations, we are still evaluating the potential impact from adopting this statement.

EITF Issue 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.” The EITF reached a consensus that contingently convertible instruments, such as contingently convertible debt, contingently convertible preferred stock, and other such securities should be included in diluted earnings per share (if dilutive) regardless of whether the market price trigger has been met. The consensus became effective for reporting periods ending after December 15, 2004. The adoption of this pronouncement does not currently have an effect on our financial statements because the inclusion of common stock equivalents in earnings per share is anti-dilutive.

In September 2005, the FASB ratified the Emerging Issues Task Force’s (“EITF”) Issue No. 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues,” which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification and whether a borrower should recognize a beneficial conversion feature not a debt extinguishment if a debt modification increases the intrinsic value of the debt (for example, the modification reduces the conversion price of the debt). In September 2005, the FASB also ratified the EITF’s Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature,” which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is treated recorded in the shareholder’s equity for book purposes, but as a liability for income tax purposes), and, if so, whether that basis difference is a temporary difference under FASB Statement No. 109, “Accounting for Income Taxes.” We are currently in the process of evaluating the effect that the adoption of this pronouncement may have on our financial statements.

In September 2005, the FASB also ratified the EITF’s Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature,” which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is treated recorded in the shareholder’s equity for book purposes, but as a liability for income tax purposes), and, if so, whether that basis difference is a temporary difference under FASB Statement No. 109, “Accounting for Income Taxes.” We currently carry an allowance for all deferred taxes and, therefore we do not believe the adoption of this pronouncement will have any impact on our financial statements.

In September 2004, the EITF reached a consensus regarding Issue No. 04-1, “Accounting for Preexisting Relationships Between the Parties to a Business Combination” (“EITF 04-1”). EITF 04-1 requires an acquirer in a business combination to evaluate any preexisting relationship with the acquiree to determine if the business combination in effect contains a settlement of the preexisting relationship. A business combination between parties with a preexisting relationship should be viewed as a multiple element transaction. EITF 04-1 is effective for business combinations after October 13, 2004, but requires goodwill resulting from prior business combinations involving parties with a preexisting relationship to be tested for impairment by applying the guidance in the consensus. We will apply EITF 04-1 to acquisitions subsequent to the effective date and in our future goodwill impairment testing.

In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4,” which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not believe the adoption of SFAS No. 151 will have a material impact on our financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29,” which is effective for us July 1, 2005. In the past, we were frequently required to measure the value of assets exchanged in non-monetary transactions by using the net book value of the asset relinquished. Under SFAS No. 153, we will measure assets exchanged at fair value, as long as the transaction has commercial substance and the fair value of the assets exchanged is determinable within reasonable limits. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 is not anticipated to have a material effect on our consolidated financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20 “Accounting Changes,” and FASB Statement No. 3 “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not believe that adoption of SFAS 154 will have a material impact on our financial statements.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

As we reported in our Current Report on Form 8-K/A filed with the SEC on February 8, 2006, on January 18, 2006, we dismissed Armando C. Ibarra, CPA, as our independent accountants, and on the recommendation of our board of directors, we engaged Michael F. Cronin, CPA, 687 Lee Road, Ste 210, Rochester, NY 14606, as our independent accountant to audit our financial statements beginning as of and for our fiscal year ended December 31, 2005. None of our principal accountant’s reports for the past two years contained an adverse opinion or disclaimer of opinion and we did not have any disagreements with our former accountants regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former accountant’s satisfaction, would have caused it to make reference to the subject matter of a disagreement in connection with its report. However, the report of Armando C. Ibarra, CPA, for the fiscal year ended December 31, 2004 contained a fourth explanatory paragraph to reflect the going concern issues occasioned by our limited financial resources and our ability to obtain adequate capital funding. However, this report covered the financial statements of Medical Solutions Management Inc., not OrthoSupply Management, Inc., our wholly-owned operating company. Only the financial statements of OrthoSupply Management, Inc. are required to be, and accordingly are, the only financial statements included in this prospectus.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each of our directors, executive officers and key employees as of October 4, 2006.

Name	Age	Position
Brian Lesperance	53	President, Treasurer and Director
Robert G. Coffill, Jr.	48	Senior Vice President of Field Operations, Secretary and Director
Ross Fine	44	Vice President of Sales and Marketing
E.J. McLean	31	Controller
Marshall Sterman		Director

Brian Lesperance, President, Treasurer and Director. Mr. Lesperance has served as our President, Treasurer and as a director since December 30, 2005, and joined us in September 2005. From 1999 to 2005, Mr. Lesperance was the Senior Vice President of Operations and CFO at Endius Corporation, a company which serves the minimally invasive spine surgery market. Prior to his employment at Endius, Mr. Lesperance was Vice President of Operations Finance and Administration at Haemonetics Corporation in Braintree, MA. Haemonetics, a publicly-traded company, is a leader in collection, processing and salvage of blood. Prior to this appointment, Mr. Lesperance held various positions with Haemonetics Corporation, including sales, marketing, customer service and field service, including Director of North American Field Operations. Mr. Lesperance has held various other operations and finance positions, including Division Controller of the Metallurgical Materials Group at Texas Instruments. Mr. Lesperance holds a B.S. in Business Administration, with a major in Accounting, from Bryant College, and an M.B.A. with a major in finance from Providence College.

Robert G. Coffill, Jr., Senior Vice President of Field Operations, Secretary and Director. Mr. Coffill has served as our Senior Vice President of Field Operations and Secretary since April 2005 and was appointed as one of directors in September 2006. From March 2004 until April 2005, Mr. Coffill served as Sales Manager, New England Region, for OrthoRehab, Inc., a $40 million manufacturer and distributor of continuous passive motion devices. Mr. Coffill became one of OrthoRehab’ s top salespersons in a little over one year, increasing revenue in his region by $1 million. From October 2000 to July 2002, Mr. Coffill formed and served as CEO of a construction staffing company in New York with sales of nearly $6 million. Previously, Mr. Coffill enjoyed a 20-year career in education, serving as a principal and then a superintendent in five school districts located in urban, suburban, and rural environments with school populations ranging from 900 to 3,200 students. Mr. Coffill earned a B.S. from North Adams State College, a Masters in Education from Salem State College and a C.A.E.S from the Boston College Advanced Executive School Management Program.

Ross Fine, Vice President of Sales and Marketing. Mr. Fine has served as our Vice President of Sales and Marketing since June 2006. Mr. Fine brings twenty years of experience in sales, marketing and strategic planning. From January 2006 to June 2006, Mr. Fine was Vice President of sales and product marketing for Medisystems Corporation, a privately held medical technology company. From 2003 to 2006, Mr. Fine held positions with Satellite Laboratory Services. In addition, from 1990 through 2003, Mr. Fine held a variety of positions with Haemonetcis, a publicly traded company specializing in blood processing, most previously serving as a Vice President of surgical sales. Mr. Fine holds a B.S. in Biology with a minor in Business Administration, from Central Michigan University.

E.J. McLean, Controller. Mr. McLean has served as our Controller since December 2005. Prior to joining us, Mr. McLean held the position of Director of Professional Services for ProActive Solutions, a technology programs provider, from August 2002 until December 2005. From November 2000 until August 2002, Mr. McLean worked for Northease Public Power Association. Mr. McLean has also worked for Benchmark Assisted Living, an assisted living development/management company. Mr. McLean holds a B.S. in Business Administration, with a concentration in Finance, from Nichols College.

Marshall Sterman, Director. Mr. Sterman has served as one of our directors since September 2006. Mr. Sterman is currently the President of The Mayflower Group, Ltd. and serves as a director of Net Currents, Inc. and WaterChef, Inc. Mr. Sterman has held the position of President of The Mayflower Group, Ltd since 1986. He also serves as Chairman of WiFiMed and Bellacasa. Mr. Sterman holds an M.B.A. from the Harvard Graduate School of Business.

COMPENSATION OF DIRECTORS AND OFFICERS

Director Compensation

Currently, only Mr. Sterman is a non-employee director. We currently do not compensate our directors for their service as a director, but are in the process of determining an appropriate director compensation program.

Executive Compensation

Our compensation and benefits program is designed to attract, retain and motivate employees to operate and manage our business for the best interests of our shareholders. Executive compensation is designed to provide incentives for those senior members of management who bear responsibility for our goals and achievements. The compensation philosophy is based on a base salary, with opportunity for bonuses to reward superior performance, and an equity incentive program which we anticipate adopting in 2006.

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 2003, December 2004 and December 2005. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

		Annual Compensation		Long Term Compensation Restricted Stock/ Options/SARS
Name and Principal Position	Fiscal Year Ended December 31	Salary ($)	Bonus ($)
Brian Lesperance President, Treasurer and Director	2005 2004 2003	150,000 — —	— — —	— — —
Mark L. Baum(1) Chief Executive Officer and Chairman	2005 2004 2003	— — —	— — —	— — —
Robert G. Coffill, Jr. Senior Vice President of Field Operation	2005 2004 2003	84,000 — —	— — —	(2 — —)
Ross Fine(3) Vice President of Sales and Marketing	2005 2004 2003	— — —	— — —	— — —
E.J. McLean Controller	2005 2004 2003	96,000 — —	— — —	(2 — —)

(1)	Mark L. Baum served as our President, Chief Executive Officer and Chief Financial Officer from January 14, 2003 until December 30, 2005. Mr. Baum did not receive any compensation for serving in these roles.
(2)	In connection with the consummation of the merger on December 30, 2005 described above, we agreed to assume the outstanding option agreements of our wholly-owned subsidiary, OrthoSupply. We have adopted a new option plan, and intend to assume the presently outstanding option agreements of OrthoSupply issued to Messrs. Coffill and McLean for 500,000 and 100,000 shares of our common stock.
(3)	Ross Fine was hired in June, 2006.

Employment Contracts

On September 12, 2005, we entered onto an employment agreement with Mr. Lesperance, pursuant to which we have agreed to pay him between $150,000 and $225,000 per year, depending upon our yearly gross revenue.

Mr. Lesperance agreed not to disclose any of our confidential information, and for a period of one year after the termination of his employment agreed not to compete with our business and not to solicit our customers. Mr. Lesperance also agreed to assign to us any inventions development by him during the course of his employment. We also have entered into a Restricted Stock Purchase Agreement with Mr. Lesperance, pursuant to which OrthoSupply issued to Mr. Lesperance 1,322,200 shares of its common stock at an aggregate purchase price of $13,222, which shares Mr. Lesperance exchanged for shares of our common stock in the December 2005 merger transaction. The shares are subject to repurchase by Medical Solutions Management, which repurchase right lapses monthly over a two year period. Under these agreements, our repurchase right on any of Mr. Lesperance’s shares of our common stock lapses in full upon a change in control. The employment agreement expires upon the last day of Mr. Lesperance’s employment with us.

On May 1, 2006, we entered into an amended and restated employment agreement with Mr. Coffill, pursuant to which we have agreed to pay him $125,000 per year, subject to increases dependent upon our gross revenues, plus a $500 month travel allowance. Mr. Coffill has agreed not disclose any of our confidential information, and for a period of two years after the termination of his employment, not to compete with our business or solicit any of our customers. Pursuant to the employment agreement, we have agreed, as soon as reasonably practicable after the adoption of our 2006 Equity Incentive Plan, to issue to Mr. Coffill an option to purchase up to 200,000 shares of our common stock, twenty-five percent (25%) of such shares vesting on the first anniversary date of the grant and twenty-five vesting every year thereafter until all shares have vested and in the event of a change of control of the Company, all unvested shares shall immediately vest. The employment agreement expires May 1, 2009.

On June 12, 2006, we entered into an employment agreement with Mr. Fine, pursuant to which we have agreed to pay him an annual salary of $115,000 per year, a three percent (3%) commission on accounts and a $500 per month car allowance. Mr. Fine agreed not to disclose any of our confidential information, and for a period of one year after the termination of his employment, not to compete with our business and not to solicit our customers. Mr. Fine also agreed to assign to us any inventions development by him during the course of his employment. Pursuant to the employment agreement, we have agreed, as soon as reasonably practicable after the adoption of our 2006 Equity Incentive Plan, to issue to Mr. Fine an option to purchase up to 200,000 shares of our common stock, twenty-five percent (25%) of such shares vesting on the first anniversary date of the grant and twenty-five vesting every year thereafter until all shares have vested and in the event of a change of control all unvested shares shall immediately vest. The employment agreement expires upon the last day of Mr. Fine’s employment with us.

On December 12, 2005, we entered into an employment agreement with Mr. McLean, pursuant to which we have agreed to pay him between $96,000 and $130,000 per year, depending upon our yearly gross revenue. Mr. McLean agreed not to disclose any of our confidential information, and for a period of one year after the termination of his employment, not to compete with our business and not to solicit our customers. Mr. McLean also agreed to assign to us any inventions development by him during the course of his employment. The employment agreement expires upon the last day of Mr. McLean’s employment with us.

Stock Options

On July 31, 2006, our 2006 Equity Incentive Plan, as adopted by our shareholders, became effective. In connection with the consummation of the merger on December 30, 2005 described above, we agreed to assume the outstanding option agreements of our wholly-owned subsidiary, OrthoSupply. As soon as reasonably practicable, we intend to issue the options issuable under the outstanding option agreements of OrthoSupply issued to Messrs. Coffill and McLean and assumed by us for 500,000 and 100,000 shares of our common stock, pursuant to our 2006 Equity Incentive Plan. We also intend to issue an option for 200,000 shares of common stock to each of Mr. Coffill and Mr. Fine pursuant to their employment agreements.

Option/SAR Grants in the Last Fiscal Year

Individual Grants

Name	Options/SARS Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/share)	Expiration Date
Brian Lesperance	0	0	0	0
Mark L. Baum	0	0	0	0
Robert G. Coffill, Jr.	0	0	0	0
Ross Fine	0	0	0	0
E.J. McLean	0	0	0	0

Aggregated Options/SAR Exercises in Last Fiscal Year

and FY-End Options/SAR Value

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Securities Underlying Options/SARs At FY-End		Value of Unexercised In-The-Money Options/ SARs at FY-End
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Brian Lesperance	0	0	0	0	0	0
Mark L. Baum	0	0	0	0	0	0
Robert G. Coffill, Jr.	0	0	0	0	0	0
Ross Fine	0	0	0	0	0	0
E.J. McLean	0	0	0	0	0	0

Director Compensation

Name	Number of Options Granted	Exercise Price	Date of Grant	Expiration Date
Brian Lesperance	0	0	0	0
Mark L. Baum	0	0	0	0

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 3, 2006, we entered into a Securities Purchase Agreement with Vicis Capital Master Fund, one of our existing shareholders. Pursuant to the Securities Purchase Agreement, we sold to Vicis a convertible note in the original principal amount of $300,000 and 300,000 shares of our common stock, in exchange for $300,000. This note was convertible into a like amount of the securities issued in the June 2006 financing discussed below. No interest was payable on this note and there was no stated maturity date of this note. However, by its terms, this note converted into a like amount of the securities issued in the June 2006 financing.

On June 28, 2006, we entered into a Securities Purchase and Exchange Agreement with Vicis Capital Master Fund. Pursuant to this agreement, we sold to Vicis a 6% senior secured convertible debenture in the original principal amount of $2,000,000, convertible into shares of our common stock at a rate of $.207016 per share, a warrant to purchase 8,000,000 shares of our common stock, exercisable for five years at a price of $0.345 per share, and a warrant to purchase 8,000,000 shares our common stock, exercisable for five years at price of $0.375 per share. The interest rate of the debenture is 6% per annum. The maturity date of the debenture is June 28, 2008. The warrants are exercisable until June 28, 2011. As consideration, Vicis paid us $1,700,000 cash less $60,000 for incurred expenses and surrendered a convertible note in the principal amount of $300,000 previously sold to Vicis on May 3, 2006 and 1,994,419 shares of our common stock.

Until June 2006, we were party to an Independent Contract Agreement with Network Blue, Inc., an entity controlled by John Hallal, one of our principal shareholders and a selling shareholder. Pursuant to this agreement, Network Blue, Inc. has agreed to identify and evaluate potential strategic acquisitions for us, and we agreed to pay Network Blue, Inc. a monthly fee of $6,000. Network Blue, Inc. agreed not to disclose any of our confidential information, and for a period of one year after the termination of the agreement, has agreed not to compete with our business and not to solicit our customers.

Patricia Jenkins, one of our principal shareholders and a selling shareholder, provides administrative services to Mr. Coffill, our Senior Vice President of Field Operations, and receives as remuneration approximately $500 per month and partial payment of health and dental benefits. No formal contract exists between Ms. Jenkins and us with respect to the provision of these services.

Pursuant to the Exchange Agreement among us, Vicis Capital Master Fund and our shareholders Midtown Partners & Co., LLC and Nite Capital L.P., dated as of April 13, 2006, the shareholders party to the agreement assigned, exchanged and converted their right, title and interest to shares of our then outstanding Series A Preferred Stock and we issued these shareholders shares of our common stock, as set forth below, and, as a result of this transaction and our amendment and restatement of our articles of incorporation, there are no shares of our Series A Preferred Stock presently authorized or outstanding. These shares and other securities have been registered under the Form SB-2 Registration Statement declared effective by the Securities and Exchange Commission on April 18, 2006.

Shareholder	Number of Shares of Series A Preferred Stock Assigned, Exchanged and Converted	Number of Shares of Common Stock Issued
Vicis Capital Master Fund	1,500,000	2,000,000
Midtown Partners & Co., LLC	90,000	120,000
Nite Capital L.P.	110,000	220,000

On April 1, 2006, we entered into an Independent Contractor Agreement with FP Associates, a selling shareholder and a consultant of the Company, pursuant to which FP Associates has agreed to manage and direct our sales and marketing organization as well as identify and evaluate potential strategic acquisitions for us. For such services, we have agreed to pay FP Associate $10,000 per month and to issue a warrant to purchase 300,000 shares of our common stock, exercisable for five years at a price of $0.01 per share. We issued the warrant to

FP Associates on June 28, 2006. FP Associates has agreed not to disclose any of our confidential information, and for a period of one year after the termination of the agreement, has agreed not to compete with our business and not to solicit our customers. The agreement expires on April 1, 2007, and may be terminated by either party with thirty (30) days notice.

On February 22, 2006, we terminated our agreement with The Baum Law Firm as our special counsel. In connection with this termination, we paid The Baum Law Firm $30,000 and issued it 60,000 shares of our common stock.

On December 1, 2005, we entered into a Restricted Stock Purchase Agreement with Brian Lesperance, our President, Treasurer and Director. Pursuant to the agreement, we issued to Mr. Lesperance 1,322,200 shares of our common stock for a purchase price of $13,222. The shares are subject to repurchase by us, which repurchase right lapses monthly over a two year period. Under this agreement and Mr. Lesperance’s employment agreement, our repurchase right on any of Mr. Lesperance’s shares of our common stock lapses in full upon a change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 4, 2006, information with respect to the securities holdings of all persons which we, pursuant to filings with the SEC, have reason to believe may be deemed the beneficial owners of more than five percent (5%) of our outstanding common stock. The following table indicates the beneficial ownership of such individuals numerically calculated based upon 20,446,729 shares of our common stock outstanding as of such date. Also set forth in the table is the beneficial ownership of all shares of our outstanding common stock, as of such date, of all officers and directors, individually and as a group.

	Shares of Common Stock Beneficially Owned
Name and Address of Owner	Number		Percent (%)
Patricia Jenkins	11,328,800	(1)	55.4%
c/o China Media Networks International, Inc.
237 Cedar Hill Street, Suite 4, Marlboro, MA 01752
Vicis Capital Master Fund	32,261,088	(2)	63.6%
Tower 56, Suite 700
126 East 56th Street
New York, NY 10022
Brian Lesperance	1,802,200	(1)	8.8%
c/o China Media Networks International, Inc.
237 Cedar Hill Street, Suite 4, Marlboro, MA 01752
John Hallal	3,724,800	(3)	18.2%
c/o China Media Networks International, Inc.
237 Cedar Hill Street, Suite 4, Marlboro, MA 01752
Robert G. Coffill, Jr.	311,200		1.5%
c/o China Media Networks International, Inc.
237 Cedar Hill Street, Suite 4, Marlboro, MA 01752
Ross Fine	0		0%
c/o China Media Networks International, Inc.
237 Cedar Hill Street, Suite 4, Marlboro, MA 01752
E.J. McLean	0		0%
c/o China Media Networks International, Inc.
237 Cedar Hill Street, Suite 4, Marlboro, MA 01752
Marshall Sterman	0		0%
c/o China Media Networks International, Inc.
237 Cedar Hill Street, Suite 4, Marlboro, MA 01752
Mark Baum(4)	60,000		*
c/o The Baum Law Firm
580 2nd Street, Suite 102
Encinitas, California 92042
All Directors and Officers as a Group (4 persons)	2,113,400		10.3%

*	less than one percent
(1)	Based on information set forth in a Schedule 13D filed with the SEC on February 8, 2006.
(2)	Includes shares issuable upon conversion of a debenture and exercise of warrants, the terms of which prohibit the conversion or exercise if the aggregate number of shares to be beneficially owned by Vicis and its affiliates upon conversion or exercise would exceed (i) in the case of the debenture, 4.99% of our issued and outstanding common stock and (ii) in the case of the warrants, 4.9% of our issued and outstanding common stock. Vicis has the right upon 61 days notice to waive application of the debenture conversion restriction. Vicis disclaims beneficial ownership of any shares issuable upon (i) conversion of the debenture to the extent such conversion would result in Vicis beneficially owning in excess of 4.9% of our issued and outstanding common stock and (ii) exercise of the warrants to the extent such exercise would result in Vicis beneficially owning in excess of 4.99% of our issued and outstanding common stock.
(3)	Based on information set forth in a Schedule 13D filed with the SEC on February 7, 2006.
(4)	Mr. Baum served as our sole Director until December 31, 2005, and as our Chief Executive Officer until January 13, 2006.

DESCRIPTION OF SECURITIES

The following description includes the material terms of our common stock and preferred stock. However, it is a summary and is qualified in its entirety by the provisions of our charter documents, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Our authorized capital stock consists of 105,000,000 shares, consisting of 5,000,000 shares of preferred stock, par value $0.0001 per share, and 100,000,000 shares of common stock, par value $0.0001 per share.

As of October 4, 2006, we had 20,446,729 outstanding shares of our common stock and no outstanding shares of our preferred stock. We have reserved 9,661,088 shares of our common stock for issuance pursuant to the conversion of our outstanding debenture, 22,077,335 shares of our common stock for issuance pursuant to the exercise of outstanding warrants and 3,000,000 shares of our common stock for issuance pursuant to our 2006 Equity Incentive Plan. Each issued and outstanding share of our common stock is fully paid and non-assessable. Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Any future holders of shares of our preferred stock will be entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of shares of our common stock have no cumulative voting rights and will vote together with any future holders of shares of our preferred stock on all matters except as set forth in our charter documents or as otherwise provided by law. Any future holders of shares of our preferred stock will have no cumulative voting rights and will vote together with holders of shares of our common stock on all matters except as set forth in our charter documents or as otherwise provided by law.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We maintain directors and officers liability insurance with an aggregate coverage limit of $2,000,000 per claim, and an annual aggregate and employment practices limit of $1,000,000.

Our amended and restated by-laws provide for indemnification of our directors, officers, employees and agents and shareholders for liabilities and expenses that they may incur in such capacities, to the fullest extent permitted by The Nevada Revised Statutes. In general, such persons must exercise their powers in good faith and reasonably believe their actions are in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. We have been advised that the selling shareholders intend to use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

•	block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker/dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker/dealers engaged by the selling shareholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the selling shareholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the shares of our common stock.

We are required to pay all fees and expenses incident to the registration of the shares of the selling shareholders pursuant to the amended and restated investor rights agreement.

SELLING SHAREHOLDERS

This prospectus covers the offer and sale by the selling shareholders of up to 41,014,688 shares of our common stock, inclusive of the 9,661,088 shares of our common stock issuable upon conversion of our outstanding debenture and 16,300,000 shares of our common stock issuable upon the exercise of our outstanding warrants described herein. The conversion price of the debenture is $0.207016 per share and the exercise prices of the warrants range from $0.01 to $0.375 per share.

We are registering for resale shares issued by us and shares issuable on conversion of the debenture and exercise of warrants described herein. All such shares issued or issuable are and will be restricted securities as that term is defined in Rule 144 under the Securities Act, and will remain restricted unless and until such shares are sold pursuant to this prospectus or otherwise are sold in compliance with Rule 144.

On May 3, 2006, we entered into a Securities Purchase Agreement with Vicis Capital Master Fund, one of our existing shareholders, whereby we issued to Vicis a convertible note in the original principal amount of $300,000 and 300,000 shares of our common stock for a purchase price of $300,000.

On June 28, 2006, we entered into a Securities Purchase and Exchange Agreement with Vicis Capital Master Fund, one of our existing shareholders and a selling shareholder. Pursuant to this agreement, we sold to Vicis a 6% senior secured convertible debenture in the original principal amount of $2,000,000, a warrant to purchase 8,000,000 shares of our common stock, exercisable for five years at a price of $0.345 per share, and a warrant to purchase 8,000,000 shares of our common stock, exercisable for five years at a price of $0.375 per share. As consideration, Vicis paid us $1,700,000 cash less $60,000 for incurred expenses and surrendered a convertible note in the principal amount of $300,000 previously issued by us to Vicis on May 3, 2006 and 1,994,419 shares of our common stock. On June 28, 2006, we also issued to FP Associates, a consultant of the Company and a selling shareholder, a warrant to purchase 300,000 shares of our common stock, exercisable for five years at a price of $0.01 per share in consideration for services rendered to us.

In connection with financings described above, we amended and restated our investor rights agreement with the selling shareholders. The selling shareholders contractually agreed to refrain from selling or otherwise transferring our securities held by them for a two-year period, except as provided in the applicable lock-up agreements entered into by the selling shareholders, and in exchange, we agreed to amend the investor rights agreement to provide the selling shareholders with registration rights with respect to the securities being registered hereunder.

In addition to the shares being registered hereunder, we have registered for resale by Vicis 2,000,000 shares of our common stock and an aggregate 4,000,000 shares of our common stock issuable upon exercise of warrants held by Vicis, under a Form SB-2 Registration Statement declared effective by the SEC on April 18, 2006.

Until June 2006, we entered into an Independent Contract Agreement with Network Blue, Inc., an entity controlled by John Hallal, one of our principal shareholders and a selling shareholder. Pursuant to this agreement, Network Blue, Inc. identified and evaluated potential strategic acquisitions for us, and we paid Network Blue, Inc. a monthly fee of $6,000. Network Blue, Inc. agreed not to disclose any of our confidential information, and for a period of one year after the termination of the agreement, agreed not to compete with our business and not to solicit our customers.

Patricia Jenkins, one of our principal shareholders and a selling shareholder, provides administrative services to Mr. Coffill, our Senior Vice President of Field Operations, and receives as remuneration approximately $500 per month and partial payment of health and dental benefits. No formal contract exists between Ms. Jenkins and us with respect to the provision of these services.

The table below sets forth information concerning the resale of the shares of our common stock by the selling shareholders. We will not receive any proceeds from the resale of our common stock by the selling shareholders, although we will receive proceeds from warrants described herein, if exercised without using any applicable cashless exercise provisions. The following table also sets forth the name of each person who is offering the resale of shares of our common stock by this prospectus, the number of shares of our common stock beneficially owned by each person, the number of shares of our common stock that may be sold in this offering and the number of shares of our common stock each person will own after the offering, assuming they sell all of the shares offered.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares the selling shareholder has the right to acquire within 60 days. Percentages are based on a total of 20,446,729 shares of our common stock outstanding as of October 4, 2006. Shares of our common stock issuable upon conversion or exercise of the debenture or warrants currently convertible or exercisable, or convertible or exercisable within 60 days of October 4, 2006, are deemed outstanding for computing the percentage of the selling shareholder holding the debenture or warrant but are not deemed outstanding for computing the percentage of any other selling shareholder.

Name	No. of Shares Offered (including shares underlying debenture and warrants)	Shares Owned Prior to the Offering		Shares Owned After the Offering
		Number	Percentage	Number	Percentage
Patricia Jenkins	11,328,800	11,328,800	55.4%	0	0%
John Hallal	3,724,800	3,724,800	18.2%	0	0%
Vicis Capital Master Fund(1)(2)	25,661,088	32,261,088	63.6%	25,046,729	26.4%
FP Associates(3)	300,000	300,000	1.4%	0	0%

(1)	Includes shares issuable upon conversion of a debenture and exercise of warrants, the terms of which prohibit the conversion or exercise if the aggregate number of shares to be beneficially owned by Vicis and its affiliates upon conversion or exercise would exceed (i) in the case of the debenture, 4.99% of our issued and outstanding common stock and (ii) in the case of the warrants, 4.9% of our issued and outstanding common stock. Vicis has the right upon 61 days notice to waive application of the debenture conversion restriction. Vicis disclaims beneficial ownership of any shares issuable upon (i) conversion of the debenture to the extent such conversion would result in Vicis beneficially owning in excess of 4.9% of our issued and outstanding common stock and (ii) exercise of the warrants to the extent such exercise would result in Vicis beneficially owning in excess of 4.99% of our issued and outstanding common stock.
(2)	Voting and investment power over the shares held by Vicis Capital LLC. All of the foregoing represents securities held directly by Vicis Capital Master Fund. Vicis Capital LLC acts as investments advisor to Vicis Capital Master Fund and therefore has voting and dispositive power over all the foregoing shares. For the purposes of Rule 13d-3 under the Securities Exchanges Act of 1934, as amended, Vicis Capital LLC may be deemed to be the beneficial owner of, but hereby disclaims such beneficial ownership if, the foregoing shares.
(3)	Voting and investment power over the shares is held by Frank Magliochetti.

LEGAL MATTERS

The validity of the shares of our common stock being offered hereby will be passed upon for us by Parr Waddoups Brown Gee & Loveless, PC, limited corporate counsel.

EXPERTS

Our audited financial statements at December 31, 2005 appearing in this prospectus and registration statement have been audited by Michael F. Cronin, CPA, as set forth in his report thereon appearing elsewhere in this prospectus, and is included in reliance upon the report given upon the authority of the firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act, relating to the shares of our common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Medical Solutions Management Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

We are subject to the informational requirements of the Exchange Act, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at Judiciary Plaza, 101 F Street NE, Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at www.sec.gov.

Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Medical Solutions Management Inc.

(Formerly China Media Networks International, Inc.)

Consolidated Balance Sheet (unaudited)

July 1, 2006

As of July 1, 2006
Assets
Current Assets
Cash & cash equivalents	$1,426,221
Accounts receivable, net	189,285
Inventory	103,048
Prepaid expenses	39,886

Total current assets	1,758,440
Property & equipment (net)	91,386

Total assets	$1,849,826

Liabilities & Shareholders’ Equity
Current Liabilities:
Accounts payable	$114,372
Accrued expenses	172,284
Demand notes	0
Advances from related parties	0
Convertible notes payable	25,000

Total current liabilities	311,656
Convertible notes payable—long term (net)	1,179,856
Total long-term liabilities	1,179,856

Total Liabilities	1,491,512

Shareholders’ Equity:
Preferred stock—5,000,000 authorized $0.0001 par value	0
Common stock—100,000,000 authorized $0.0001 par value 20,446,729 issued & outstanding	2,044
Treasury Stock	(898,327)
Additional paid in capital	4,107,343
Accumulated Deficit	(2,852,746)

Total Shareholders’ Equity	358,314

Total Liabilities & Equity	$1,849,826

See Notes to Interim Financial Statements.

Medical Solutions Management Inc.

(Formerly China Media Networks International, Inc.)

Consolidated Statement of Operations from January 1, 2006 to July 1, 2006 (unaudited)

and the comparative period for Fiscal Year 2005

	Six Months Ended July 1, 2006	Six Months Ended July 2, 2005
Revenue:
Sales	$407,165	$147,899

Total revenue	407,165	147,899

Cost of Sales:
Cost of goods & services	339,185	102,287

Costs Applicable to Sales & Revenue	339,185	102,287

Gross Profit	67,980	45,612
	16.7%	30.8%
Selling, General & Administrative Expenses	1,324,954	203,862

Total Operating Expenses	1,324,954	203,862

(Loss) Before Other Income	(1,256,974)	(158,250)
Other Income (Expense)
Interest Income	3,514	0

Other Income	0	0

Interest (expense), net	(820,144)	0

(Loss) Before Income Taxes	(2,073,604)	(158,250)

Income Taxes	669	0

Net Loss available to common shareholders	$(2,074,273)	$(158,250)

Basic and Diluted Net Loss Per Common Share	$(0.10)	$(0.009)
Weighted Average Common Shares Outstanding (Basic)	20,771,459	17,736,619

See Notes to Interim Financial Statements.

Medical Solutions Management Inc.

(Formerly China Media Networks International, Inc.)

Consolidated Statement of Cash Flows from January 1, 2006 to July 1, 2006 (unaudited)

and the comparative period for Fiscal Year 2005

	Six Months Ended July 1, 2006	Six Months Ended July 2, 2005
Cash Flows from Operating Activities:
Net Income	$(2,074,273)	$(158,250)
Adjustments required to reconcile net loss to cash flows from operating activities:
Increase in allowance for doubtful accounts	21,616
Depreciation, Amortization & Bad Debts	17,683	1,820
Non-cash interest expense	820,144
Stock issued for services	102,581
Changes in Operating Assets & Liabilities
Accounts receivable	(84,545)	(95,097)
Inventory	5,989	(64,569)
Prepaid expenses	(12,367)
Accounts payable	(203,619)	59,675
Accrued expenses	139,684	19,605
Loan payable		39,257

Net cash used by operating activities	(1,267,107)	(197,559)

Cash Flows from Investing Activities:
Purchase of Equipment	(6,412)	(15,090)

Net cash used by investing activities	(6,412)	(15,090)

Cash Flows from Financing Activities:
Convertible notes payable	2,000,000	0
Proceeds from preferred offering	0	0
Purchase of treasury stock	(0	0
Payment of offering costs	0	0
Borrowings from related parties	0	215,924
Payment of related party debt	0	0

Net cash used by financing activities	2,000,000	215,924

Net Change In Cash	726,481	3,275
Cash—Beginning	699,740	0

Cash—Ending	$1,426,221	$3,275

Supplemental disclosure of non-cash transactions:
Value of common stock warrants issued for services	87,581	0
Value of common stock warrants issued for interest expenses	820,144	0
Value of discount to convertible debenture arising from computed beneficial conversion feature	820,144	0
Return of 1,694,419 of common stock to treasury based on the reduction of the conversion price on the Vicis convertible debenture	898,327	0

See Notes to Interim Financial Statements.

Medical Solutions Management Inc.

(Formerly China Media Networks International, Inc.)

NOTES TO UNAUDITED FINANCIALS STATEMENTS

1.	Basis of Presentation

We have prepared the Financial Statements presented herein in accordance with the accounting policies described in the notes to our audited financial statements for the fiscal year ended December 31, 2005.

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on going basis, we evaluate our estimates, including those related intangible assets, income taxes, insurance obligations and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other resources. Actual results may differ from these estimates under different assumptions or conditions.

In the opinion of management, the information furnished in this Registration Statement on Form SB-2 reflects all adjustments necessary for a fair statement of the financial position and results of operations and cash flows as of and for the six-month periods ended July 1, 2006 and July 2, 2005. All such adjustments are of a normal recurring nature. The Consolidated Financial Statements have been prepared in accordance with the instructions to Form SB-2 and therefore do not include some information and notes necessary to conform with annual reporting requirements.

2.	Earnings/Loss Per Share

Basic earnings per share are computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share assume that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds the exercise price, less shares which could have been purchased by us with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

3.	New Accounting Standards

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20 “Accounting Changes,” and FASB Statement No. 3 “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. We do not believe that adoption of SFAS 154 will have a material impact on our financial statements.

(ii)	the number of shares into which the notes are convertible. Per EITF Issue No. 98-5 and EITF Issue No. 00-27, upon issuance we recorded an $820,144 discount to the convertible notes.

For convertible debt securities, any recorded discount resulting from the allocation of proceeds to the beneficial conversion feature should be recognized as interest expense over the minimum period from the date of issuance to the date at which the debt holder can realize that return (that is, through the date of earliest conversion ) using the effective yield method. Since the debt holder can realize the benefit of conversion immediately, we have recorded the entire discount as interest expense in the period in which the note was issued.

Discount arising from the allocation of a portion of the proceeds to the equity component based upon relative fair value resulted in a discount of $820,144. This discount will be amortized to interest expense over the term of the note using the effective yield method. A schedule of accretion of the carrying value of the note and corresponding amortization of discount is as follows:

Face amount of note(s)	$2,000,000	$25,000
Amortization of discount through 2006	(166,645)	0
Amortization of discount through 2007	(405,975)	0
Amortization of discount through 2008	(247,524)	0

Current carrying value	$1,179,856	$25,000

The impact of other related, recently issued, pronouncements are summarized as follows:

EITF Issue 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.” The EITF reached a consensus that contingently convertible instruments, such as contingently convertible debt, contingently convertible preferred stock, and other such securities should be included in diluted earnings per share (if dilutive) regardless of whether the market price trigger has been met. The consensus became effective for reporting periods ending after December 15, 2004. The adoption of this pronouncement does not currently have an effect on our financial statements because the inclusion of common stock equivalents in earnings per share is anti-dilutive.

In September 2005, the FASB ratified the Emerging Issues Task Force’s (“EITF”) Issue No. 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues,” which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification and whether a borrower should recognize a beneficial conversion feature not a debt extinguishment if a debt modification increases the intrinsic value of the debt (for example, the modification reduces the conversion price of the debt). In September 2005, the FASB also ratified the EITF’s Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature,” which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is treated recorded in the shareholder’s equity for book purposes, but as a liability for income tax purposes), and, if so, whether that basis difference is a temporary difference under FASB Statement No. 109, “Accounting for Income Taxes.” We are currently in the process of evaluating the effect that the adoption of this pronouncement may have on its financial statements.

In September 2005, the FASB also ratified the EITF’s Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature,” which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is treated recorded in the shareholder’s equity for book purposes, but as a liability for income tax purposes), and, if so, whether that basis difference is a temporary difference under FASB Statement No. 109, “Accounting for Income Taxes.” We currently carry an allowance for all deferred taxes and, therefore we do not believe the adoption of this pronouncement will have any impact on our financial statements.

5.	Shareholders’ Equity

Recent Sales of Unregistered Securities

Pursuant to the Exchange Agreement among the Registrant, Vicis Capital Master Fund, Midtown Partners & Co., LLC and Nite Capital L.P., dated as of April 13, 2006, such shareholders assigned, exchanged and converted their right, title and interest to shares of the Registrant’s then outstanding Series A Preferred Stock and, in exchange thereof and upon such conversion, the Registrant issued such shareholders shares of the Registrant’s common stock, as set forth below, and, as a result, there are no shares of Series A Preferred Stock presently outstanding.

Shareholder	Number of Shares of Series A Preferred Stock Assigned, Exchanged and Converted	Number of Shares of Common Stock Issued
Vicis Capital Master Fund	1,500,000	2,000,000
Midtown Partners & Co., LLC	90,000	120,000
Nite Capital L.P.	110,000	220,000

On May 3, 2006, the Registrant entered into a Securities Purchase Agreement with Vicis, pursuant to which the Registrant sold a convertible note in the original principal amount of $300,000 and 300,000 shares of the Registrant’s common stock, in exchange for $300,000. Vicis surrendered the note as partial consideration for the 6% senior secured convertible debenture described above.

On June 28, 2006, the Registrant consummated a Securities Purchase and Exchange Agreement with Vicis Capital Master Fund. Pursuant to this agreement, the Registrant sold to Vicis Capital Master Fund a 6% senior secured convertible debenture in the original principal amount of $2,000,000, a warrant to purchase 8,000,000 shares of the Registrant’s common stock, exercisable for five years at a price of $0.345 per share, and a warrant to purchase 8,000,000 shares of the Registrant’s common stock, exercisable for five years at price of $0.375 per share. As consideration there of, Vicis paid the Registrant $1,700,000 cash less $60,000 for incurred expenses and surrendered a convertible note in the principal amount of $300,000 previously sold to Vicis on May 3, 2006 and 1,994,419 shares of the Registrant’s common stock.

On June 28, 2006, the Registrant issued to FP Associates a warrant to purchase 300,000 shares of the Registrant’s common stock, exercisable for five years at a price of $0.01 per share, in consideration for services rendered to the Registrant. The Registrant relied upon Rule 506 of Regulation D of the Securities Act of 1933, as amended, for the issuance of the debenture and warrants to Vicis and the warrant to FP Associates.

Pursuant to the merger agreement among, its then wholly-owned subsidiary, CMNW Acquisition Corporation, OrthoSupply, Thunderbird Global Corporation and Mark L. Baum consummated on December 30, 2005, the Registrant issued the following securities to the entities and individuals identified below. The Registrant relied upon Rule 506 of Registration D of the Securities Act for the issuance of its securities to the former holders of OrthoSupply Management, Inc. securities.

Common Stock

Patricia Jenkins	11,328,800
John Hallal	3,724,800
Brian Lesperance	1,802,200
Rehab Medical Holdings Inc.	414,419
Robert G. Coffill, Jr.	311,200
Gregory J. Simms	155,200
Midtown Partners & Co., LLC	680,000
The Mayflower Group	680,000
Thunderbird Global Corporation	450,000
Firle Trading S.A.	150,000

Series A Convertible Preferred Stock

Vicis Capital Master Fund	1,500,000
Midtown Partners & Co., LLC	90,000
Nite Capital L.P.	110,000

Series A Warrants

Vicis Capital Master Fund	2,000,000
Midtown Partners & Co., LLC	120,000
Nite Capital L.P.	146,667

Series B Warrants

Vicis Capital Master Fund	2,000,000
Midtown Partners & Co., LLC	120,000
Nite Capital L.P.	146,667

Series C Warrants

Thunderbird Global Corporation	450,000
Firle Trading S.A	150,000

Series BD Warrants

Midtown Partners & Co., LLC	644,001

On February 28, 2006, issued 60,000 shares of common stock to The Baum Law Firm in connection with the termination of its engagement as special counsel to the Company. The Registrant relied upon Rule 506 of Regulation D of the Securities Act for the issuance of shares of its common Stock to Mr. Baum.

6.	Stock-Based Compensation-Adoption of SFAS 123R

On January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) 123R, “Share-Based Payment” (“SFAS 123(R)”), which requires that companies measure and recognize compensation expense at an amount equal to the fair value of share-based payments granted under compensation arrangements. Prior to January 1, 2006, the Company accounted for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees,” and related interpretations, and recognized no compensation expense for stock option grants since all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

The Company adopted SFAS 123(R) using the “modified prospective” method, which results in no restatement of prior period amounts. Under this method, the provisions of SFAS 123(R) apply to all awards granted or modified after the date of adoption. In addition, compensation expense must be recognized for any unvested stock option awards outstanding as of the date of adoption on a straight-line basis over the remaining vesting period. The Company calculates the fair value of options using a Black-Scholes option pricing model.

Solely for purposes of the following discussion in this Note 6, the June 28, 2006 issuance by the Company to FP Associates of a warrant to purchase 300,000 shares of the Company’s common stock is deemed to be a grant of a stock option since the issuance was made in consideration of services rendered to the Company. Accordingly, for the six months ended July 1, 2006, the Company’s compensation expense related to stock option grants was $87,581, which represents the expense associated with the issuance of the warrant to FP Associates. A summary of assumptions is as follows:

Year	Interest Rate	Dividend Yield	Expected Volatility	Expected Life
2006	5.0%	0.0%	30.0%	60 mos.
2005	4.0%	0.0%	50.0%	60 mos.

SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation expense to be reported in the Statement of Cash Flows as a financing cash inflow rather than an operating cash inflow. In addition, SFAS 123(R) required a modification to the Company’s calculation of the dilutive effect of stock option awards on earnings per share. For companies that adopt SFAS 123(R) using the “modified prospective” method, disclosure of pro forma information for periods prior to adoption must continue to be made.

As of July 1, 2006, there was no unrecognized compensation cost related to non-vested options granted under the plan. The total fair value of shares issued and vested during the six-month period ended July 1, 2006 was $87,581, which represents the expense associated with the issuance of the warrant to FP Associates (none during the six-month period ended July 1, 2005).

The following table summarizes the status of the Company’s aggregate options as of July 1, 2006, including the issuance by the Company of the warrant to FP Associates:

	Options Outstanding			Weighted average remaining life in months	Options Exercisable
Range of exercise prices	Shares		Weighted average exercise price		Shares	Weighted average exercise price
$ .01–$ .74	900,000	*	$0.01	39.6	900,000	$0.01

*	Includes options to purchase an aggregate 600,000 shares of common stock of OrthoSupply to be converted to substantially equivalent options in Medical Solutions Management, Inc. under its 2006 Equity Incentive Plan.

7.	Management’s Plan

Our main objectives for the next 12 months are continuing our ability to finance the Company and focusing on expanding revenue in key locations across the country. We expect that our current cash availability will support current operations through the end of 2006. Our projected monthly cash burn rate is $250,000. We anticipate that we will need to complete additional financing to support current working capital needs and potential acquisitions. Through these financings, we hope to expand the business organically and acquisitively.

Our plan for organic growth includes increasing our sales force in key locations across the country. In fiscal year 2006, we plan to build our sales force from our current level, 4 sales people, to 10 sales people. The plan includes support programs for the sales efforts including marketing, communications and program literature.

We also plan to increase our resources in administration, and to add one to three additional employees to assist with our service administration. During the six months of 2006, we hired two additional customer support specialists and two field representative in order to carry out our current service model. We expect to hire additional field support resources to support the growth in new clinics during 2006.

We do not anticipate devoting our resources to research and development in fiscal year 2006.

We continue to pursue opportunities that will add to our current product and service offerings in an effort to fulfill the current demands in place, as well as, drive the continuous improvement of the billing and inventory processes that support the clinics.

8.	Subsequent Events

On July 31, 2006, we changed our name to “Medical Solutions Management Inc.” from “China Media Networks International, Inc.” for the primary reason to better clarify the identity of the Company and to reflect the Company’s evolution to a provider of medical devices. In connection with our name change, we filed a Schedule 14C Information Statement with the Securities and Exchange Commission and delivered such statement to our shareholders.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Michael F. Cronin

Certified Public Accountant

687 Lee Road

Rochester, NY 14606

Board of Directors and Shareholders

China Media Networks International, Inc.

Andover, Massachusetts

I have audited the accompanying consolidated balance sheet China Media Networks International, Inc. (A Development Stage Company) as of December 31, 2005 and the related statements of operations, stockholders’ deficit and cash flows from February 1, 2005 (inception) to December 31, 2005. The financial statements are the responsibility of management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards established by the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Media Networks International, Inc. as of December 31, 2005 and the results of its operations, its cash flows and changes in stockholders’ deficit from February 1, 2005 (inception) to December 31, 2005 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the consolidated financial statements, the Company’s losses have resulted in an accumulated deficit of $ 778,474 as of December 31, 2005, and operating activities consumed $657,754 in cash. These conditions raise substantial doubt about their ability to continue as a going concern. Management’s plans in regard to these matters are described in the notes. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As more fully described in Note 9, subsequent to the issuance of the Company’s audited balance sheet as of December 31, 2005 and the related statements of operations, and stockholders’ equity (deficit) and cash flows, for the period then ended and my report thereon dated February 27, 2006, I became aware that those financial statements did not reflect the proper classification of the Company’s Redeemable Preferred Stock and its accounting for the deemed recapitalization that occurred at December 31, 2005. In my original report I expressed an unqualified opinion on the Company’s audited consolidated balance sheet as of December 31, 2005 and the related statements of operations, and stockholders’ equity (deficit) and cash flows, from inception through December 31, 2005. My opinion on the revised statements as expressed herein, remains unqualified.

/s/    Michael F. Cronin

Michael F. Cronin

Certified Public Accountant

February 27, 2006 except Summary of Significant Accounting Policies-Basis of Presentation and notes 4, 5, 6, 7 and 9 as to which the date is September 29, 2006

China Media Networks International, Inc.

(a development stage company)

Consolidated Balance Sheet

December 31,

December 31,
2005
Assets
Current Assets
Cash & cash equivalents	$699,740
Accounts receivable, net	126,356
Inventory	109,037
Prepaid expenses	27,519
Due from affiliated entities	0

Total current assets	962,652

Property & equipment (net)	102,656
Goodwill	0
Amortizable intangible assets, net	0
Other	0

Total assets	$1,065,308

Liabilities & Members’ Equity
Current Liabilities:
Accounts payable	$317,991
Accrued expenses	32,600
Demand notes	0
Advances from related parties	0
Convertible notes payable	25,000

Total current liabilities	375,590

Convertible note payable	0

Members’ Equity:
Redeemable Preferred stock—10,000,000 authorized $0.001 par value 1,700,000 Series “A” issued and outstanding, net of issuance costs	1,346,555
Common stock—100,000,000 authorized $0.0001 par value 19,741,146 issued & outstanding (54,768 in 2004)	1,974
Additional paid in capital	132,884
Subscription Receivable	(13,222)
Treasury stock (at cost)	0
Accumulated Deficit	(778,474)

Total Shareholders’ Deficiency	(656,838)

Total Liabilities & Equity	$1,065,308

See Summary of Significant Accounting Policies and Notes to Financial Statements.

China Media Networks International, Inc.

(a development stage company)

Consolidated Statement of Operations

February 1, 2005 (inception) to Year Ended December 31, 2005
Revenue:
Sales of medical supplies	$406,920
Service revenues	52,681

Total revenue	$459,601

Cost of Sales:
Cost of tangible goods sold	300,368
Cost of services	53,901

Costs Applicable to Sales & Revenue	354,269

Gross Profit	105,332
% of Revenue	22.9%
Selling, General & Administrative Expenses	886,601

Total Operating Expenses	886,601

(Loss) Before Other Income	(781,269)
Other Income (Expense)
Interest Income	2,795
Interest (expense), net	0

(Loss) Before Income Taxes	(778,474)

Income Taxes	0

Net Loss available to common shareholders	$(778,474)

Basic and Diluted Net Loss Per Common Share	$(0.05)

Weighted Average Common Shares Outstanding (Basic)	16,539,556

See Summary of Significant Accounting Policies and Notes to Financial Statements.

China Media Networks International, Inc.

(a development stage company)

Consolidated Statement of Cash Flows

February 1, 2005 (inception) to Year Ended December 31, 2005
Cash Flows from Operating Activities:
Net Income	$(778,474)
Adjustments required to reconcile net loss to cash flows from operating activities:
Increase in allowance for doubtful accounts	12,028
Depreciation, Amortization & Bad Debts	33,042
Stock issued for services	0
Changes in Operating Assets & Liabilities
Accounts receivable	(138,384)
Inventory	(109,037)
Prepaid expenses	(27,519)
Accounts payable	317,991
Accrued expenses	32,600

Net cash used by operating activities	(657,754)

Cash Flows from Investing Activities:
Purchase of Equipment	(95,608)
Investment in affiliated joint venture	0

Net cash used by investing activities	(95,608)

Cash Flows from Financing Activities:
Proceeds from preferred offering	1,610,000
Proceeds from issuance of common stock	553,636
Purchase of treasury stock	(500,000)
Payment of offering costs	(195,445)
Borrowings from related parties	2,510
Payment of related party debt	(17,600)

Net cash used by financing activities	1,453,101

Net Change In Cash	699,740
Cash-Beginning	0

Cash-Ending	$699,740

Supplemental disclosure of non-cash transactions:
Value of common stock issued for services	$68,000
Value of common stock issued to settle accrued expenses	0
Value of preferred shares issued to pay offering costs	90,000
Equipment acquired through related party debt	15,090

See Summary of Significant Accounting Policies and Notes to Financial Statements.

China Media Networks International, Inc.

(a development stage company)

Consolidated Statements of Redeemable Preferred Stock and Shareholders’ Deficiency (restated)

			Shareholders’ Deficiency
	Redeemable Preferred Stock		Common Stock
	Shares	Amount	Shares	Common Stock Amount	Additional Paid-In Capital	Subscriptions Receivable	Deficit Accumulated During Development Stage	Total
Balance at December 31, 2004	0	$0	0	$0	$0	$0	$0	$0

Issuance of shares to founders @ $0.03 per share			16,414,419	1,641	551,995			$553,636
Preferred series “A” issued for cash, net of issuance costs	1,700,000	1,346,555
Stock issued for services @ $0.05 per share			1,360,000	136	67,864			68,000
Acquisition of China Media			644,527	64	(500,064)			(500,000)
Stock issued for cash @ $0.01 per share			1,322,200	132	13,090	(13,222)		0
Net Loss							(778,474)	(778,474)

Balance at December 31, 2005	1,700,000	$1,346,555	19,741,146	$1,974	$132,884	($13,222)	($778,474)	($656,838)

See Summary of Significant Accounting Policies and Notes to Financial Statements.

CHINA MEDIA NETWORKS INTERNATIONAL, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

December 31, 2005

Basis of Presentation: The consolidated financial statements have been presented in a “development stage” format. Since inception, our primary activities have been raising of capital, obtaining financing and of developing our sales infrastructure and organizing the corporate structure. We have commenced limited revenue producing activities with several customers in order to fully develop our systems and procedures.

On December 30, 2005, we consummated a merger transaction with our wholly-owned subsidiary, CMNW Acquisition Corporation, OrthoSupply, Thunderbird Global Corporation and Mark L. Baum. For financial reporting purposes, OrthoSupply was treated as the acquiring company and the transaction accounted for as a recapitalization. At the date of recapitalization, December 30, 2005, China Media Networks International, Inc. was a public shell company, defined as an inactive, publicly-quoted company with nominal assets and liabilities. On December 30, 2005 pursuant to an agreement and plan of merger China Media Networks International, Inc. purchased all of the outstanding shares of OrthoSupply Management, Inc. through the issuance of 19,096,619 shares of its common stock directly to the shareholders of OrthoSupply Management, Inc. and repurchased 465,241 shares of its common stock from a separate party, Thunderbird Global Corporation, for $500,000 and the issuance of 600,000 shares of its common stock and a warrant to purchase 600,000 shares of its common stock. The Company was the legal acquirer in the combination. However, OrthoSupply Management, Inc. had substantially more assets than China Media Networks International, Inc. and at that time, China Media Networks International, Inc. had virtually no assets, tangible or intangible, or operating revenue. The financial statements contained in the Registration Statement are the financial statements of OrthoSupply Management, Inc. carried forward at historical cost. The consolidated financial statements for the year ended December 31, 2005 include OrthoSupply Management, Inc.’s results of operations and cash flows for the period from February 1, 2005 (the date of commencement of operations of OrthoSupply Management, Inc.) to December 31, 2005.

Principles of Consolidation: The 2005 financial statements include the accounts of China Media Networks International, Inc. (from December 31, 2005) and its wholly-owned subsidiary OrthoSupply Management, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents: For financial statement presentation purposes, we consider those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Fair Value of Financial Instruments: Our financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable, accrued expenses, and long and short-term borrowings. The fair value of these instruments approximates their recorded value. We do not have financial instruments with off-balance sheet risk. The fair value estimates were based on market information available to management as of December 31, 2005.

Financial instruments that potentially subject us to concentrations of market/credit risk consist principally of cash and cash equivalents and trade accounts receivable. We invest cash through a high credit-quality financial institution, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

A concentration of credit risk may exist with respect to trade receivables. We perform ongoing credit evaluations of customers and generally do not require collateral from our customers. We review accounts receivable on a regular basis to determine if any such amounts may be potentially uncollectible. We establish a general reserve based on a range of percentages applied to accounts receivable aging categories. These percentages are based on historical collection and write-off experience. We include any balances that are determined to be uncollectible, along with the general reserve, in the overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on our best estimate, we believe the allowance for doubtful accounts of $12,028 is adequate as presented. Historically, we have not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic area. A summary of concentrations in sales and accounts receivable as of and for the period ended December 31, 2005 is as follows:

	Customer
	A	B	C
Accounts Receivable	37.4%	19.5%	39.4%
Sales	65.4%	9.2%	10.9%

Accounting For Obligations And Instruments Potentially To Be Settled In The Company’s Own Stock: We account for obligations and instruments potentially to be settled in the Company’s stock in accordance with EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company’s Own Stock. This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, the Company’s own stock.

Under EITF Issue No. 00-19 contracts are initially classified as equity or as either assets or liabilities, in the following situations:

Equity

•	Contracts that require physical settlement or net-share settlement; and

•	Contracts that give the company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement), assuming that all the criteria for equity classification have been met.

Assets or Liabilities

•	Contracts that require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the company); and

•	Contracts that give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

All contracts are initially measured at fair value and subsequently accounted for based on the current classification. Contracts initially classified as equity do not recognize subsequent changes in fair value as long as the contracts continue to be classified as equity. For contracts classified as assets or liabilities, the Company reports changes in fair value in earnings and discloses these changes in the financial statements as long as the contracts remain classified as assets or liabilities. If contracts classified as assets or liabilities are ultimately settled in shares, any previously reported gains or losses on those contracts continue to be included in earnings. The classification of a contract is reassessed at each balance sheet date.

In accordance with EITF Issue No. 00-19, a transaction which includes a potential for net-cash settlement, including liquidated damages, requires that derivative financial instruments, including warrants and additional investment rights, initially be recorded at fair value as an asset or liability and subsequent changes in fair value be reflected in the statement of operations. The recorded value of the liability for such derivatives can fluctuate significantly based on fluctuations in the market value of the underlying common stock of the issuer of the derivative instruments, as well as in the volatility of the stock price during the term used for observation and the remaining term.

Warrant Derivative Liabilities: We account for warrants issued in connection with financing arrangements in accordance with EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Pursuant to EITF Issue No. 00-19, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required be classified as a derivative liability. The fair value of warrants classified as derivative liabilities is adjusted for changes in fair value at each reporting period, and the corresponding non-cash gain or loss is recorded in current period earnings.

Property and Equipment: Property and equipment are recorded at cost. Depreciation is computed using the straight line balance method over the estimated useful lives of the assets, generally 5 years. Expenditures for renewals and betterments are capitalized. Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Valuation of Long-Lived Assets: We review the recoverability of our long-lived assets, including buildings, equipment and intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. Our primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

We amortize the costs of other intangibles, if applicable, (excluding goodwill) over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested for impairment, at least annually, and written down to fair value as required.

Revenue Recognition: Our principal sources of revenues are from the sale of medical supplies and from providing related management services. Our revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition,” SAB No. 101, “Revenue Recognition in Financial Statements” and EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” Revenue is recognized when persuasive evidence of an agreement with the customer exists, products are shipped or title passes pursuant to the terms of the agreement with the customer, the amount due from the customer is fixed or determinable, collectibility is reasonably assured, and there are no significant future performance obligations. Service revenues are recognized at the time of performance and usually billed monthly. Revenues from separate service maintenance agreements are recognized ratably over the term of the agreements.

These policies require management, at the time of the transaction, to assess whether the amounts due are fixed or determinable, collection is reasonably assured, and no future performance obligations exist. These assessments are based on the terms of the agreement with the customer, past history and creditworthiness of the customer. If management determines that collection is not reasonably assured or future performance obligations exist, revenue recognition is deferred until these conditions are satisfied.

In accordance with EITF Issue 00-10, “Accounting for Shipping and Handling Fees and Costs,” we included all shipping and handling billings to customers in revenues, and freight costs incurred for product shipments have been included in cost of products sold.

Our revenue is comprised of 3 main categories: product sales, billing and collection revenue and service revenue. Our product sales are recorded at the end of each month for all the products ordered by each client. The billing and collection revenue consists of a percentage fee based the reimbursements received by each clinic recognized at the end of each month. Service revenue, also recognized at the end of each month, is the monthly charge for the variety of services elected by each clinic, including but not limited to the following: product procurement, credentialing, in-house technicians.

Advertising Costs: We expense advertising costs as incurred. Advertising expense was approximately $2,500 for the period ended December 31, 2005.

Income Taxes: We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

Deferred income taxes are recorded in accordance with SFAS No. 109, “Accounting for Income Taxes,” or SFAS 109. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of our net deferred tax assets is dependent upon our generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carryforwards. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of our net deferred tax asset. Management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If our assessment of the deferred tax assets or the corresponding valuation allowance were to change, we would record the related adjustment to income during the period in which we make the determination. Our tax rate may also vary based on our results and the mix of income or loss in domestic and foreign tax jurisdictions in which we operate.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and to the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we will reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We will record an additional charge in our provision for taxes in the period in which we determine that the recorded tax liability is less than we expect the ultimate assessment to be.

Stock-Based Compensation Plans: We account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” or APB 25, and related interpretations. Under APB 25, compensation cost is measured as the excess, if any, of the closing market price of our stock at the date of grant over the exercise price of the option granted. We recognize compensation cost for stock options, if any, ratably over the vesting period. Generally, we grant options with an exercise price equal to the closing market price of our stock on the grant date. Accordingly, we have not recognized any compensation expense for our stock option grants. We provide additional pro forma disclosures as required under SFAS No. 123, “Accounting for Stock-Based Compensation,” or SFAS 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure an Amendment of FASB Statement No. 123,” or SFAS 148, using the Black-Scholes pricing model. We charge the value of the equity instrument to earnings and in accordance with FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans—an interpretation of APB Opinions No. 15 and 25.” In computing fair value we used the following assumptions:

Year	Interest Rate	Dividend Yield	Expected Volatility	Expected Life
2005	4.3%	0.0%	50.0%	60 mos.

We adopted SFAS No. 123(R) beginning in the quarter ended April 1, 2006. Accordingly, the provisions of SFAS No. 123(R) apply to new awards and to awards modified, repurchased, or cancelled after the effective date.

We have also granted restricted common stock awards to certain employees and officers with a purchase price of $0.01 per share. Our restricted common stock awards generally vest over a four-year period from the date of grant based on continued service. We record to deferred compensation within shareholders’ equity the aggregate amount by which the closing price of our common stock on the date of grant exceeds the cash purchase price of the restricted common stock. Deferred compensation associated with these grants is amortized to operating expenses over the respective vesting term. The following table illustrates the effect on net earnings (loss) and net earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

	2005
	per share
Fair value and per share summary:
Net loss as reported	(778,474)	($0.0471)
Intrinsic value of employee options	0	$0.000
Fair value of options	(2,380)	($0.0001)
Proforma loss	(780,854)	($0.0472)

Earnings per Common Share: Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share assumes that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds the exercise price, less shares which could have been purchased by us with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

If we had generated earnings during the year ended December 31, 2005, we would have added 570,813 common equivalent shares to the weighted average shares outstanding to compute the diluted weighted average shares outstanding. The weighted average includes the impact of 600,000 shares of non-vested “in the money” options and 2,266,667 shares issuable upon the conversion of our preferred stock.

The impact of warrants to purchase 4,748,001 shares of common stock were not included in the computation of diluted net income per share at December 31, 2005 because the exercise price of these warrants was greater than the average market price of a share of common stock during 2005 and the inclusion of such options would have been antidilutive.

Recent Accounting Pronouncements:

In September 2004, the EITF reached a consensus regarding Issue No. 04-1, “Accounting for Preexisting Relationships Between the Parties to a Business Combination” (“EITF 04-1”). EITF 04-1 requires an acquirer in a business combination to evaluate any preexisting relationship with the acquiree to determine if the business combination in effect contains a settlement of the preexisting relationship. A business combination between parties with a preexisting relationship should be viewed as a multiple element transaction. EITF 04-1 is effective for business combinations after October 13, 2004, but requires goodwill resulting from prior business combinations involving parties with a preexisting relationship to be tested for impairment by applying the guidance in the consensus. We apply EITF 04-1 to acquisitions subsequent to the effective date and in our future goodwill impairment testing.

In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4,” which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not believe the adoption of SFAS No. 151 will have a material impact on our financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share-Based Payment,” or SFAS No. 123(R). SFAS No. 123(R) revises FASB Statement No. 123 “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, and its related implementation guidance. This Statement eliminates the ability to account for share-based compensation using the intrinsic value method under APB Opinion No. 25. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, known as the requisite service period, which is usually the vesting period. SFAS No. 123(R) is effective for companies filing under Regulation SB as of the beginning of the first interim or annual reporting period after December 15, 2005. We adopted SFAS No. 123(R) beginning in the quarter ended April 1, 2006. Accordingly, the provisions of SFAS No. 123(R) apply to new awards and to awards modified, repurchased, or cancelled after the effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date must be recognized as the requisite service is rendered on or after the required effective date. These new accounting rules will lead to a decrease in reported earnings. Although our adoption of SFAS No. 123(R) could have a material impact on our financial position and results of operations, we are still evaluating the potential impact from adopting this statement.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29.” In the past, we were frequently required to measure the value of assets exchanged in non-monetary transactions by using the net book value of the asset relinquished. Under SFAS No. 153, we measure assets exchanged at fair value, as long as the transaction has commercial substance and the fair value of the assets exchanged is determinable within reasonable limits. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 is not anticipated to have a material effect on our consolidated financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20 “Accounting Changes,” and FASB Statement No. 3 “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not believe that adoption of SFAS 154 will have a material impact on our financial statements.

CHINA MEDIA NETWORKS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2005

1. Organization and Operations

Since January 14, 2003 and prior to consummation of the merger in 2005, we had no existing operations.

Recapitalization: On December 30, 2005, we consummated a merger transaction with our wholly-owned subsidiary, CMNW Acquisition Corporation, OrthoSupply, Thunderbird Global Corporation and Mark L. Baum. Pursuant to the merger, CMNW Acquisition Corporation merged with and into OrthoSupply, CMNW Acquisition Corporation ceased to exist, and OrthoSupply continued as the surviving corporation and our wholly-owned subsidiary. The equityholders of OrthoSupply exchanged their OrthoSupply securities on a “1 for 1” basis for substantially identical securities of China Media Networks International, Inc. and, accordingly, became equityholders of China Media Networks International, Inc. Immediately after the closing, the shareholders of Ortho Supply owned approximately 99% of the outstanding shares of our common stock.

OrthoSupply is our operating company. Its business started in October 2004, under the name American Orthodics, LLC. In January 2005, it changed its name to OrthoSupply Management, LLC and began to market and sell its turnkey program.

We are a provider of orthopedic and podiatric durable medical equipment, specializing in the provision of services using our turnkey program. Through our turnkey program, we enable orthopedic and podiatric practices to dispense an array of durable medical equipment, of DME, directly to their patients during office visits. The system, which is transportable to other types of medical practices, also provides billing services, inventory management and insurance verifications.

2. Property and Equipment

A summary of property & equipment is as follows:

	Estimated Useful Life	2005
Office Equipment	3 years	$16,548
Furniture	5 years	21,580
Computer Equipment	3 years	72,569
Less Accumulated Depreciation		(8,041)

Net		102,656

Depreciation Expense		$8,041

3. Commitments and Contingencies

Facilities: All of our operations are conducted at our corporate offices located at our Marlborough, MA location. We lease this facility under an agreement commencing on March 1, 2006 and expiring on February 28, 2009 that requires a monthly installment of $3,580.63. Prior to entering this agreement, our operations were conducted at our Andover, MA location. We rented this facility under month to month agreement with an affiliated entity arranged through a related party that requires a minimum monthly rental of $1,000. Rental expense under that arrangement was $ 2,000.

Employment Agreements: We employ certain key personnel under “at will” employment agreements that may be terminated by either party at will with proper notification. Current obligations over the next twelve months under these agreements collectively total approximately $330,000. We have also entered into consulting agreements. These obligations are effective over the next twelve months and total approximately $36,000. Future commitments are summarized as follows:

	Classification
	Office Leases	Employment Agreements	Consulting Agreements
Incurred in 2005	$2,000	$108,967	$0
Commitments in 2006	35,806	330,000	36,000
2007	42,968
2008	42,968
2009	7,161
2010	0
Thereafter

Total	$128,903	$330,000	$36,000

4. Income Taxes

The Company has approximately $22 million in net operating loss carryovers available to reduce future income taxes. These carryovers expire at various dates through the year 2025. The Company has adopted SFAS 109 which provides for the recognition of a deferred tax asset based upon the value the loss carry-forwards will have to reduce future income taxes and management’s estimate of the probability of the realization of these tax benefits. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of our net deferred tax asset. A summary of the deferred tax asset presented on the accompanying balance sheets is as follows:

2005
The provision (benefit) for income taxes consists of the following:
Currently payable:
Federal	$0
State	0
Total currently payable	0
Deferred:
Federal	255,332
State	39,525
Total deferred	294,857
Less increase in allowance	(294,857)
Net deferred	0
Total income tax provision (benefit)	$0

2005
Individual components of deferred taxes are as follows:
Deferred tax asset arising from net operating loss carry forwards	$290,371
Deferred tax asset arising from allowance for doubtful accounts	4,486
Total	294,857
Less valuation allowance	(294,857)
Net deferred	$0
Individual components of deferred tax allowance are as follows:
Deferred tax asset arising from net operating loss carry forwards	(290,371)
Deferred tax asset (liability) arising from amortization of intangible assets	0
Deferred tax asset arising from warrants issued for services	0
Deferred tax asset arising from accrued compensation	(4,486)
Total	(294,857)
Net Deferred Income Taxes

Utilization of federal and state NOL and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of NOL and tax credit carry forwards before full utilization.

5. Long Term Debt

Notes Payable: We currently have one outstanding note obligation that carries a face value of $25,000. The note matured in July, 2000 and remains unpaid. The note was discounted 10% upon origination in lieu of any ongoing interest provision.

Redeemable Convertible Preferred Stock: The holders of a majority of the issued and outstanding shares of Series A Preferred Stock may elect, upon a change in control of the Company, to cause the Company to redeem all or a portion of the issued and outstanding shares of Series A Preferred Stock, at a per share price equal to (A) $1.00 (subject to equitable adjustment) plus (B) all accrued and unpaid and declared and unpaid dividends (payable in full within twenty (20) days of receipt of a redemption request). If at December 31, 2005 the redemption amount would have been invoked, the redemption price would have been $1,700,000. The Preferred Stock is carried net of offering costs of $353,445. Under SFAS 150, a financial instrument that embodies such a conditional obligation to redeem the instrument by transferring assets upon an event not certain to occur becomes mandatorily redeemable—and, therefore, becomes subject to SFAS 150—if that event occurs, the condition is resolved, or the event becomes certain to occur. Based on these characteristics, and following the further guidance in the SEC’s Accounting Series Release No. 268 and that in FASB’s Emerging Issues Task Force (“EITF”) Abstracts, Topic No. D-98, Classification and Measurement of Redeemable Securities, the Company has recorded the Preferred Stock on the balance sheet between liabilities and stockholders’ equity. We will be required to perform ongoing assessments to determine if a change in control and, therefore, a change in status has occurred.

We consider a change of control remote because the Company’s principal shareholder owns about 55% of the outstanding shares of our common stock, which have not been registered under the Securities Act of 1933, as amended. Because these shares have not been registered, they are restricted stock, which decreases the shareholder’s ability to dispose of the shares. In addition, any sales of the restricted stock would be subject to volume limitations. Given the historic low trading volume of the Company’s common stock, the volume limitations for the sales of restricted stock is low.

6. Shareholders’ Equity

Description of Securities

Common Stock: Our articles of incorporation authorize the issuance of 100,000,000 shares of $ 0.0001 par value common stock. In general, the holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Holders of common stock are entitled to receive dividends when, as and if declared by our board out of funds legally available. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Our shareholders have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of the common stock are fully paid and non-assessable.

Preferred Stock: Our articles of incorporation authorize the issuance of 10,000,000 shares of a blank check preferred stock. Our board of directors has the power to establish the designation, rights and preferences of any preferred stock we issue in the future. Accordingly, our board of directors has the power, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock.

The Series “A” designated preferred carries the following rights and privileges:

Dividends at a 10% per annum rate based upon liquidation preference value of $1.00 per share, payable (in cash or shares of common stock) upon the occurrence of the earlier of a liquidation, conversion or redemption, which dividends are in priority to any dividends payable on other classes of capital stock;

A liquidation preference of $1.00 per share (subject to equitable adjustment) plus accrued and unpaid dividends, which preference is in priority to any liquidation preference on other classes of capital stock;

Conversion rights pursuant to which any holder of shares of Series A Preferred Stock, at such holder’s option, may elect to convert such holder’s shares into a number of shares of common stock as is equal to the sum of $1.00 (subject to equitable adjustment) plus accrued and unpaid dividends divided by the applicable conversion price (which price (A) shall initially be the lesser of $0.75 or a forty percent (40%) discount to the market price of the common stock for the first ten (10) trading days after the common stock becomes publicly-traded, which due to the 10 day trading test the conversion price is fixed at the $0.75, and (B) shall be subject to full-ratchet anti-dilution adjustment), provided that the number of shares of common stock which any such holder may beneficially own upon conversion of shares of Series A Preferred Stock shall not exceed four and 99/100 percent (4.99%) of the issued and outstanding shares of common stock;

Redemption rights pursuant to which the holders of a majority of the issued and outstanding shares of Series A Preferred Stock may elect, upon a change in control of CMNI, to cause CMNI to redeem all or a portion of the issued and outstanding shares of Series A Preferred Stock, at a per share price equal to (A) $1.00 (subject to equitable adjustment) plus (B) all accrued and unpaid and declared and unpaid dividends (payable in full within twenty (20) days of receipt of a redemption request);

The initial conversion price was fixed at $0.75 and will remain at that price while the Series A Preferred Stock is outstanding. There are no floors or caps.

Special voting rights pursuant to which CMNI may not take the following actions without the written consent or affirmative vote of the holders of at least fifty percent (50%) of the outstanding “stated value” of the Series A Preferred Stock, voting as a separate class: (A) liquidating, dissolving, winding-up, effectuating any merger, reorganization or recapitalization; (B) purchasing, redeeming or paying or declaring any dividend or making any distribution on any shares of capital stock of the Company other than the Series A Preferred Stock as permitted under the Company’s Amended and Restated Articles of Incorporation; (C) effectuating any reclassification or recapitalization; or (D) altering or changing the voting or other powers, preferences or other rights, privileges or restrictions of the Series A Preferred Stock;

7. Recent Sales of Unregistered Securities

Business Combination Transaction and Reverse Take-Over (“RTO”)

On December 30, 2005, we acquired 100% of OrthoSupply Management, Inc. in a business combination that was structured as a reverse takeover. In connection with the December closing, we issued 19,096,619 shares of common stock to the former owners of OrthoSupply and others responsible for the merger. We also issued 1,700,000 shares of Series A Preferred Stock and warrants to purchase 4,533,334 shares of common stock to the former owners of OrthoSupply and warrants to purchase 1,244,001 to others responsible for the merger.

Immediately after the closing, the shareholders of OrthoSupply Management, Inc. owned approximately 99% of our outstanding shares.

Redeemable Convertible Preferred Stock Offering

On November 15, 2005, we consummated an equity financing (the “Series A Financing”) pursuant to which we sold our Series A convertible preferred stock to three investors:

•	an aggregate 1,700,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), at a per share purchase price of $1.00, and

•	warrants (the “Warrants”) to purchase an aggregate 4,533,334 shares of common stock, par value $0.001 per share (the “Common Stock”), at a per share exercise price of $1.25 or $1.75, as the case may be (subject to adjustment as provided in the Warrants).

In connection with issuance of the Series A Preferred Stock we entered into an investor rights agreement under which the Company agreed to register with the SEC the shares of the Company’s common stock underlying the Series A Preferred Stock and Warrants. Under the investor rights agreement, the Company was required to file a registration statement within sixty days of December 30, 2005 and to have the registration statement declared effective by the SEC within 150 days of that closing. If the Company does not satisfy these registration obligations, then in lieu of monetary damages, we would be required, in each case, to issue warrants to purchase a number of shares of the Company’s common stock not to exceed 408,000 shares, which represents 9% of the sum of the shares issuable upon the conversion of the Series A Preferred Stock and the exercise of certain of the original warrants.

In accordance with EITF Issue 05-04, we believe that the effect of the penalties should be treated under the first view (View A), which states that a registration rights agreement should be treated as a combined unit together with the underlying financial instruments, warrants and derivative debenture and evaluated as a single instrument under EITF Issue 00-19 and SFAS No. 133. The Company concluded that this view is the most appropriate for the transaction. Accordingly, the investor rights agreement and the financial instruments to which it pertains (the Warrants and the convertible Preferred) were considered a combined instrument and accounted for accordingly.

The values ascribed to the Series A Preferred Stock, the conversion feature of the Series A Preferred Stock, other potential embedded derivative features, and detachable Warrants follow the guidance of EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock; SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity; and EITF Issue No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. The Company evaluated the impact of the investor rights agreement on the embedded conversion feature and the Warrants and determined their effect based on EITF Issue No. 00-19. In accordance with EITF Issue No. 00-19, a transaction which includes a potential for net-cash settlement, including liquidated damages, requires that derivative financial instruments, including warrants and the embedded conversion feature, which was bifurcated, initially be recorded at fair value as an asset or liability and subsequent changes in fair value be reflected in the statement of operations. The investor rights agreement provided that, if the registration statement for the Warrants and the shares underlying the Series A Preferred Stock was not effective, the Company would not be required to make any cash payments, as liquidated damages.

The Company analyzed the embedded derivative conversion feature and the free standing Warrants issued in connection with the Series A Preferred Stock under the criteria established in EITF 00-19 and determined that the instruments are equity instruments and accordingly, are not accounted for as derivatives, requiring fair value accounting at each reporting period.

The proceeds of the offering were allocated between the Series A Preferred Stock and the Warrants based on the relative fair value of each instrument. The assumed value of the Series A Preferred Stock was determined based on the fair value of the underlying common shares and the fair value of the Warrants were valued using the Black-Scholes option pricing model with the assumptions disclosed above. The fair value of warrants was immaterial. The proceeds allocated to the Series A Preferred Stock amounted to $1,700,000. The effective conversion price of the Series A Preferred Stock ($0.75) was at a price greater than the market price of the common stock at the date of the issuance (estimated at $0.04), indicating the absence of an embedded beneficial conversion feature.

Summary of Warrant Activity

The following table provides summary information on the various warrants issued by us in private placement transactions; the warrants exercised to date; the warrants that are presently exercisable and the current weighted average exercise prices of such warrants.

	2005
	Shares	Weighted average exercise price

Shares outstanding January 1	0	$0.00
Granted during year	*6,377,335	$1.31
Exercised	0	$0.00
Lapsed	0	$0.00

Outstanding at December 31	6,377,335	$1.31

Weighted average months remaining	78.6

The following table summarizes the status of the Company’s aggregate warrants as of December 31, 2005:

	Options Outstanding			Options Exercisable
Range of exercise prices	Shares	Weighted average exercise price	Weighted average remaining life in months	Shares	Weighted average exercise price
$ .01-$ .74	*600,000	$0.01	51.6	600,000	$0.01
$ .75-$ 1.75	5,777,335	$1.45	81.4	5,777,335	$1.45

Total Shares	6,377,335			6,377,335

*	Includes 600,000 options granted in Ortho Supply Management, Inc. to be converted to substantially equivalent options in China Media Networks International, Inc. subject to approval of the board of directors and shareholders of China Media Networks International, Inc. The following table summarizes options or warrants or shares of stock issued in exchange for employee services, non-employee services, to obtain assets or to satisfy liabilities:

Party	Date	Number of underlying shares	Valuation at fair value	Purpose
Employees	4/18/2005	500,000	$5,000	compensation
Employees	12/5/2005	100,000	$1,000	compensation
Broker warrants	11/15/2005	644,000	$0	commission
Broker shares	12/30/2005	680,000	$68,000	commission
Total:		1,924,000	$74,000

8. Management’s Plan

Our main objectives for the next 12 months will be continuing our ability to finance the Company and focusing on expanding revenue in key locations across the country. Our current cash availability will support current operations through the first three months of 2006. We anticipate that we need to complete additional follow-on financing to support current working capital needs and potential acquisitions. Through these financings, we hope to expand the business organically and acquisitively.

Our plan for organic growth includes increasing our sales force in key locations across the country. In fiscal year 2006, we plan to hire a Vice President of Sales and Marketing and build our sales force from our current level 2 sales people to 10 sales people. The plan includes support programs for the sales efforts including marketing, communications and program literature.

We also plan to increase our resources in administration, and to hire a couple of employees to assist with our back-office administration. We expect to hire additional field support resources to support the growth in new clinics during 2006.

We do not anticipate devoting our resources to research and development in fiscal year 2006.

We also intend to add to our product and service offerings that will generate new revenue opportunities for clinics and our Company. We expect the additional resources to drive the continuous improvement of the billing and inventory processes that support the clinics.

9. Restatement of Financial Statements

We received a comment letter from the Securities and Exchange Commission asking for additional information regarding our Series A Preferred Stock. Upon review, we have determined that we have accounted for our Preferred Stock in error. Previously, we accounted for the Series A Preferred Stock as equity, however, we have subsequently determined the provision allowing the holders of a majority of the issued and outstanding shares of Series A Preferred Stock to elect, upon a change in control of the Company, to cause the Company to redeem all or a portion of the issued and outstanding shares of Series A Preferred Stock, at a per share price equal to $1.00 plus accrued dividends to be not solely within our control. Regulation S-X Rule 5-02(28) stipulates such redeemable preferred stock should not be included in shareholders’ equity.

We have also determined our previous accounting for the reverse merger was in error. For financial reporting purposes, OrthoSupply was treated as the acquiring company and the transaction should have been accounted for as a recapitalization. At the date of recapitalization, December 31, 2005, China Media was a public shell company, defined as an inactive, publicly-quoted company with nominal assets and liabilities. We have restated our Balance Sheet as of December 31, 2005 and the Statements of Operations and Shareholders’ Deficit for the year then ended to correctly reflect these items.

The following is a summary of the financial statement line items impacted by these restated items:

	As reported	Adjustments	Restated
Balance Sheet:
Redeemable Preferred stock	1,700,000	(353,555)	1,346,445
Common stock	1,974		1,974
Additional paid-in capital	(233,784)	366,667	132,883
Subscription Receivable	0	(13,222)	(13,222)
Accumulated Deficit	(778,474)	0	(778,474)
Total Shareholder Deficiency	689,717	(1,346,555)	656,838

Statement of Operations:
Weighted Average Shares Outstanding (Basic)	503,142	$16,036,414	16,539,556
Basic and Diluted Net Loss Per Share	($1.55)	$1.50	($0.05)

NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION IS NOT PERMITTED. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MEDICAL SOLUTIONS MANAGEMENT INC.

41,014,688 SHARES OF COMMON STOCK

PROSPECTUS

                    , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

The Registrant’s Amended and Restated Bylaws provide for indemnification of the Registrant’s directors, officers, employees and agents for liabilities and expenses that they may incur in such capacities, to the fullest extent permitted by The Nevada Revised Statutes. In general, such persons must exercise their powers in good faith and reasonably believe their actions are in, or not opposed to, the Registrant’s best interests and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

The Registrant maintains directors and officers liability insurance with an aggregate coverage limit of $2,000,000, and an annual aggregate and employment practices limit of $1,000,000.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

SEC Registration Fee	$12,069
Printing and Engraving Expenses	$5,000
Legal Fees and Expenses	$25,000
Accountants’ Fees and Expenses	$0
Miscellaneous Costs	$10,000

Total	$52,069

All of these expenses, except for the SEC registration and filing fees, represent estimates only. The Registrant will pay all of the expenses of this offering.

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES

On June 28, 2006, the Registrant consummated a Securities Purchase and Exchange Agreement with Vicis Capital Master Fund. Pursuant to the Purchase Agreement, the Registrant sold to Vicis a 6% senior secured convertible debenture in the original principal amount of $2,000,000, a warrant to purchase 8,000,000 shares of the Registrant’s common stock, exercisable for five years at a price of $0.345 per share, and a warrant to purchase 8,000,000 shares of the Registrant’s common stock, exercisable for five years at price of $0.375 per share. As consideration, Vicis paid the Registrant $1,700,000 cash less $60,000 for incurred expenses, surrendered a convertible note in the principal amount of $300,000 and surrendered 1,994,419 shares of the Registrant’s common stock. The Registrant relied upon Rule 506 of Regulation D of the Securities Act for the issuance of the debenture and warrants to Vicis.

On June 28, 2006, the Registrant issued to FP Associates a warrant to purchase 300,000 shares of the Registrant’s common stock, exercisable for five years at a price of $0.01 per share, in consideration for services rendered to the Registrant. The Registrant relied upon Rule 506 of Regulation D of the Securities Act for the issuance of the warrant to FP Associates.

On May 3, 2006, the Registrant entered into a Securities Purchase Agreement with Vicis Capital Master Fund, pursuant to which the Registrant sold a convertible note in the original principal amount of $300,000 and 300,000 shares of the Registrant’s common stock, in exchange for $300,000. Vicis surrendered the note as partial consideration for the 6% senior secured convertible debenture described above. The Registrant relied upon Rule 506 of Regulation D of the Securities Act for the issuance of this promissory note and shares of common stock.

Pursuant to the Exchange Agreement among the Registrant, Vicis Capital Master Fund, Midtown Partners & Co., LLC and Nite Capital L.P., dated as of April 13, 2006, the shareholders party thereto assigned, exchanged and converted their right, title and interest to shares of the Registrant’s then outstanding Series A Preferred Stock and the Registrant issued these shareholders shares of the Registrant’s common stock, as set forth below. As a result, there are no shares of Series A Preferred Stock presently outstanding. The Registrant relied upon Section 3(a)(9) of the Securities Act for the issuance of its common stock to the holders of its Series A Preferred Stock.

Shareholder	Number of Shares of Series A Preferred Stock Assigned, Exchanged and Converted	Number of Shares of Common Stock Issued
Vicis Capital Master Fund	1,500,000	2,000,000
Midtown Partners & Co., LLC	90,000	120,000
Nite Capital L.P.	110,000	220,000

On February 28, 2006, issued 60,000 shares of common stock to The Baum Law Firm in connection with the termination of its engagement as special counsel to the Company. The Registrant relied upon Rule 506 of Regulation D of the Securities Act for the issuance of shares of its common Stock to Mr. Baum.

Pursuant to the merger agreement among, its then wholly-owned subsidiary, CMNW Acquisition Corporation, OrthoSupply, Thunderbird Global Corporation and Mark L. Baum consummated on December 30, 2005, the Registrant issued the following securities to the entities and individuals identified below. The Registrant relied upon Rule 506 of Registration D of the Securities Act for the issuance of its securities to the former holders of OrthoSupply Management, Inc. securities.

Common Stock

Patricia Jenkins	11,328,800
John Hallal	3,724,800
Brian Lesperance	1,802,200
Rehab Medical Holdings Inc.	414,419
Robert G. Coffill, Jr.	311,200
Gregory J. Simms	155,200
Midtown Partners & Co., LLC	680,000
The Mayflower Group	680,000
Thunderbird Global Corporation	450,000
Firle Trading S.A.	150,000

Series A Convertible Preferred Stock

Vicis Capital Master Fund	1,500,000
Midtown Partners & Co., LLC	90,000
Nite Capital L.P.	110,000

Series A Warrants

Vicis Capital Master Fund	2,000,000
Midtown Partners & Co., LLC	120,000
Nite Capital L.P.	146,667

Series B Warrants

Vicis Capital Master Fund	2,000,000
Midtown Partners & Co., LLC	120,000
Nite Capital L.P.	146,667

Series C Warrants

Thunderbird Global Corporation	450,000
Firle Trading S.A	150,000

Series BD Warrants

Midtown Partners & Co., LLC	644,001

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Registration Statement on Form SB-2.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as December 30, 2005, by and among the Registrant, CMNW Acquisition Corporation, OrthoSupply Management, Inc., Thunderbird Global Corporation, and Mark L. Baum (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 30, 2005)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Appendix A to the Registrant’s Definitive Information Statement on Schedule 14C filed on July 11, 2006)

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Appendix C from the Registrant’s Definitive Information Statement on Schedule 14C filed on July 11, 2006)

4.1	Form of Series A Warrant (incorporated by reference to Exhibit 4.1 to Registration Statement on Form SB-2 filed on February 28, 2006)

4.2	Form of Series B Warrant (incorporated by reference to Exhibit 4.2 to Registration Statement on Form SB-2 filed on February 28, 2006)

4.3	Form of Series C Warrant (incorporated by reference to Exhibit 4.3 to Registration Statement on Form SB-2 filed on February 28, 2006)

4.4	Form of Series BD Warrant (incorporated by reference to Exhibit 4.4 to Registration Statement on Form SB-2 filed on February 28, 2006)

5.1	Opinion of Parr Waddoups Brown Gee & Loveless, PC (incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.1	Employment Agreement, dated as of September 12, 2005, by and between the Registrant and Brian Lesperance (incorporated by reference to Exhibit 10.1 to Registration Statement on Form SB-2 filed on February 28, 2006)

10.2	Employment Agreement, dated as of May 1, 2006, by and between the Registrant and Robert G. Coffill, Jr. (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.3	Employment Agreement, dated as of December 12, 2005, by and between the Registrant and E.J. McLean (incorporated by reference to Exhibit 10.3 to Registration Statement on Form SB-2 filed on February 28, 2006)

10.4	Employment Agreement, dated as of June 12, 2006, by and between the Registrant and Ross Fine (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.5	Medical Solutions Management Inc. 2006 Equity Incentive Plan (incorporated by reference to Appendix C to the Registrant’s Definitive Information Statement on Schedule 14C filed on July 11, 2006)

10.6	Restricted Stock Purchase Agreement, dated as of December 1, 2005, by and between the Registrant and Brian Lesperance (incorporated by reference to Exhibit 10.4 to Registration Statement on Form SB-2 filed on February 28, 2006)

10.7	Release and Settlement Agreement, by and between the Registrant and the Baum Law Firm, PC (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed February 3, 2005)

Exhibit No.	Description

10.8	Independent Contractor Agreement, effective as of February 1, 2006, by and between the Registrant and Network Blue, Inc. (incorporated by reference to Exhibit 10.7 to Registration Statement on Form SB-2 filed on February 28, 2006)

10.9	Independent Contractor Agreement, effective as of April 1, 2006, by and between the Registrant and FP Associates (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.10	Exchange Agreement, dated as of April 13, 2006, by and among the Registrant, Vicis Capital Master Fund, Midtown Partners & Co., LLC and Nite Capital L.P. (incorporated by reference to Exhibit 10.10 to the Registration Statement filed on April 14, 2006)

10.11	Securities Purchase Agreement, dated as of May 3, 2006, by and between the Registrant and Vice Capital Master Fund (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.12	Securities Purchase and Exchange Agreement, dated as of June 28, 2006, by and between the Registrant and Vicis Capital Master Fund (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.13	Amended and Restated Investor Rights Agreement, dated as of June 28, 2006, by and among the Registrant, John Hallal, Patricia Jenkins, FP Associates, Vicis Capital Master Fund and Nite Capital L.P. (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.14	Commercial Lease Agreement dated as of December 3, 2005 between the Registrant and Environmental Fire Protection (filed herewith)

10.15	Lock-Up and Leak-Out Agreement, dated as of June 28, 2006, by and between the Registrant and Midtown Partners & Co., LLC (filed herewith)

10.16	Lock-Up and Leak-Out Agreement, dated as of June 28, 2006, by and between the Registrant and Vicis Capital Master Fund (filed herewith)

10.17	Lock-Up and Leak-Out Agreement, dated as of June 28, 2006, by and between the Registrant and FP Associates (filed herewith)

10.18	Lock-Up and Leak-Out Agreement, dated as of June 28, 2006, by and between the Registrant and Patricia Jenkins (filed herewith)

10.19	Lock-Up and Leak-Out Agreement, dated as of June 28, 2006, by and between the Registrant and John Hallal (filed herewith)

10.20	Lock-Up and Leak-Out Agreement, dated as of June 28, 2006, by and between the Registrant and Brian Lesperance (filed herewith)

21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

23.1	Consent of Michael F. Cronin, CPA (filed herewith)

23.2	Consent of Parr Waddoups Brown Gee & Loveless, PC (included in Exhibit 5.1)

ITEM 28.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes to:

1.	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	Include any additional or changed material information on the plan of distribution;

2.	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.	For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5.	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or than prospectuses filed in reliance on , shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant understands that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Amendment No. 1 to Registration Statement on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Marlboro, Commonwealth of Massachusetts, on this 6th day of October, 2006.

MEDICAL SOLUTIONS MANAGEMENT INC.

By:	/s/ Brian Lesperance
Name: Brian Lesperance Title: President and Treasurer (principal executive officer and principal accounting and finance officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form SB-2 has been signed below by the following person in the capacities and on the dates indicated:

Name	Title	Date

/s/ Brian Lesperance Brian Lesperance	President, Treasurer and Director (principal executive officer and principal accounting and finance officer)	October 6, 2006

/s/ Robert G. Coffill, Jr. Robert G. Coffill, Jr.	Director	October 6, 2006

Marshall Sterman	Director

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as December 30, 2005, by and among the Registrant, CMNW Acquisition Corporation, OrthoSupply Management, Inc., Thunderbird Global Corporation, and Mark L. Baum (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 30, 2005)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Appendix A to the Registrant’s Definitive Information Statement on Schedule 14C filed on July 11, 2006)

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Appendix C from the Registrant’s Definitive Information Statement on Schedule 14C filed on July 11, 2006)

4.1	Form of Series A Warrant (incorporated by reference to Exhibit 4.1 to Registration Statement on Form SB-2 filed on February 28, 2006)

4.2	Form of Series B Warrant (incorporated by reference to Exhibit 4.2 to Registration Statement on Form SB-2 filed on February 28, 2006)

4.3	Form of Series C Warrant (incorporated by reference to Exhibit 4.3 to Registration Statement on Form SB-2 filed on February 28, 2006)

4.4	Form of Series BD Warrant (incorporated by reference to Exhibit 4.4 to Registration Statement on Form SB-2 filed on February 28, 2006)

5.1	Opinion of Parr Waddoups Brown Gee & Loveless, PC (incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.1	Employment Agreement, dated as of September 12, 2005, by and between the Registrant and Brian Lesperance (incorporated by reference to Exhibit 10.1 to Registration Statement on Form SB-2 filed on February 28, 2006)

10.2	Employment Agreement, dated as of May 1, 2006, by and between the Registrant and Robert G. Coffill, Jr. (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.3	Employment Agreement, dated as of December 12, 2005, by and between the Registrant and E.J. McLean (incorporated by reference to Exhibit 10.3 to Registration Statement on Form SB-2 filed on February 28, 2006)

10.4	Employment Agreement, dated as of June 12, 2006, by and between the Registrant and Ross Fine (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.5	Medical Solutions Management Inc. 2006 Equity Incentive Plan (incorporated by reference to Appendix C to the Registrant’s Definitive Information Statement on Schedule 14C filed on July 11, 2006)

10.6	Restricted Stock Purchase Agreement, dated as of December 1, 2005, between the Registrant and Brian Lesperance (incorporated by reference to Exhibit 10.4 to Registration Statement on Form SB-2 filed on February 28, 2006)

10.7	Release and Settlement Agreement by and between the Registrant and the Baum Law Firm, PC (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed February 3, 2005)

Exhibit No.	Description

10.8	Independent Contractor Agreement, effective as of February 1, 2006, by and between the Registrant and Network Blue, Inc. (incorporated by reference to Exhibit 10.7 to Registration Statement on Form SB-2 filed on February 28, 2006)

10.9	Independent Contractor Agreement, effective as of April 1, 2006, by and between the Registrant and FP Associates (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.10	Exchange Agreement dated as of April 13, 2006, by and among the Registrant, Vicis Capital Master Fund, Midtown Partners & Co., LLC and Nite Capital L.P. (incorporated by reference to Exhibit 10.10 to the Registration Statement filed on April 14, 2006)

10.11	Securities Purchase Agreement, dated as of May 3, 2006, by and between the Registrant and Vice Capital Master Fund (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.12	Securities Purchase and Exchange Agreement, dated as of June 28, 2006, by and between the Registrant and Vicis Capital Master Fund (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.13	Amended and Restated Investor Rights Agreement, dated as of June 28, 2006, by and among the Registrant, John Hallal, Patricia Jenkins, FP Associates, Vicis Capital Master Fund and Nite Capital L.P. (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.14	Commercial Lease Agreement, dated December 3, 2005, by and between the Registrant and Environmental Fire Protection (filed herewith)

10.15	Lock-Up and Leak-Out Agreement, dated as of June 28, 2006, by and between the Registrant and Midtown Partners & Co., LLC (filed herewith)

10.16	Lock-Up and Leak-Out Agreement, dated as of June 28, 2006, by and between the Registrant and Vicis Capital Master Fund (filed herewith)

10.17	Lock-Up and Leak-Out Agreement, dated as of June 28, 2006, by and between the Registrant and FP Associates (filed herewith)

10.18	Lock-Up and Leak-Out Agreement, dated as of June 28, 2006, by and between the Registrant and Patricia Jenkins (filed herewith)

10.19	Lock-Up and Leak-Out Agreement, dated as of June 28, 2006, by and between the Registrant and John Hallal (filed herewith)

10.20	Lock-Up and Leak-Out Agreement, dated as of June 28, 2006, by and between the Registrant and Brian Lesperance (filed herewith)

21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

23.1	Consent of Michael F. Cronin, CPA (filed herewith)

23.2	Consent of Parr Waddoups Brown Gee & Loveless, PC (included in Exhibit 5.1)